UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Albertsons Companies, Inc.

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June 21, 2022

Dear Fellow Stockholder:

It is my pleasure to invite you to attend the Annual Meeting of Stockholders of Albertsons Companies, Inc. at 2:30 p.m. Mountain Daylight Time on Thursday, August 4, 2022.

The transformation journey at Albertsons Companies continued in fiscal 2021, and we are proud of the way our team continued to take care of our customers, while driving strong operating and financial performance.

Our full year results exceeded our expectations, with identical sales down only 0.1% following the 16.9% identical sales growth we experienced in fiscal 2020. Total sales were $71.9 billion, Adjusted EBITDA was $4.4 billion, and Adjusted EPS was $3.07 per fully diluted common share. Our digital sales grew 5% during the year and 263% on a two-year stacked basis, as we continued the expansion of our omni-channel capabilities.

Throughout the year, we consistently executed against our four strategic priorities:

Driving In-store Excellence – Our stores are the foundation of everything we do, and we produced strong sales across the store on a two-year basis with continued enhancements in fresh and Own Brands. We continued to modernize our store fleet in fiscal 2021, with 236 remodels and 10 new stores. Our well-placed stores are also the base for our omni-channel offerings, making grocery pickup or home delivery convenient for our customers.

Accelerating our Digital and Omni-channel Capabilities – We increased customer engagement, satisfaction, and retention by launching an upscaled unified mobile app, introducing a new meal planning tool and extending DriveUp & Go to over 2,000 stores serving 99% of our households. We enhanced benefits in our loyalty program and continued to accelerate membership growth 18% year over year to nearly 30 million members – an increase of over 9 million members since fiscal year end 2019. We also diversified our third-party delivery partnerships to offer more choices and accelerate speed of delivery. At the same time, we announced our plans for the Albertsons Media Collective, our digital marketing platform, which launched at the end of February 2022.

Delivering Productivity – We expect to achieve our $1.5 billion productivity goal by the end of fiscal 2022 to fuel growth and offset inflation. In addition, we have identified another $750 million of productivity we expect to realize from fiscal year 2023-2025 to help offset inflation.

Strengthening our Talent and Culture and Supporting the Communities We Serve – Our senior leadership team continued to focus on diversity, equity and inclusion, and we have benefitted from the experience and diversity of thought that new, diverse leaders have brought to the company. Throughout the year, we continued to build a more inclusive culture with programs like our “Leading with Inclusion” workshops and increased participation in our seven Associate Resource Groups. We also served our communities by administering over 12 million COVID-19 vaccines. In addition, along with the Albertsons Companies Foundation, we contributed nearly $200 million in food and financial support in 2021 to help our local communities. We also developed our ESG goals in the areas of Climate Action, Waste Reduction and Circularity, Community Stewardship and Diversity, Equity and Inclusion, which we publicly announced in April 2022.

While we will remain focused on these priorities, we are entering the next phase of our transformation, which we call, “Creating Customers for Life.” This strategy is focused on digitally connecting and engaging all customers, differentiating our store experience, enhancing what we offer, modernizing our capabilities, and further embedding ESG throughout our operations.

Finally, I want to recognize the approximately 290,000 associates who have contributed to our success through their commitment to meet the needs of our customers and communities.

On behalf of our board of directors, thank you for your continued interest and investment in Albertsons Companies.

Sincerely, Vivek Sankaran Chief Executive Officer and Director

Notice of Annual Meeting of Stockholders

June 21, 2022

Dear Stockholders:

Notice is hereby given that the 2022 annual meeting (“Annual Meeting”) of the Company will be held virtually on August 4, 2022, at 2:30 p.m. Mountain Daylight Time, for the following purposes:

Proposals		Board Vote Recommendation
1.	Elect 14 directors to serve on our Board for a term of one year	“FOR” each director nominee
2.	Ratify the appointment of Deloitte and Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 25, 2023	“FOR”
3.	Hold the annual, non-binding, advisory vote on our executive compensation program	“FOR”

Only stockholders of record of our Class A common stock, par value $0.01 per share (“Common Stock”), and our Series A convertible preferred stock, par value $0.01 per share (“Series A preferred stock”) as of the close of business on June 7, 2022, set as the Record Date, will be entitled to notice of, and to vote at, the Annual Meeting. We are making available to our stockholders the proxy statement, the form of proxy and the notice of internet availability of our proxy materials on or about June 21, 2022.

Our Annual Meeting will be held in a virtual-only meeting format. Stockholders will be afforded the same rights and opportunities to participate in a virtual-only annual meeting as they would at an in-person meeting.

To be admitted to the virtual-only Annual Meeting, stockholders as of the Record Date must use the following link: www.virtualshareholdermeeting.com/ACI2022 and enter the 16-digit control number found on the proxy card or the voting instruction form. By logging into the website, stockholders as of the Record Date will be able to vote shares electronically on all items to be considered at the Annual Meeting. Stockholders can submit written questions in advance of the Annual Meeting at www.proxyvote.com and during the Annual Meeting at www.virtualshareholdermeeting.com/ACI2022. See “- Questions and Answers About the Annual Meeting and Voting” of the proxy statement for more information.

Following the formal business of the Annual Meeting, our Chief Executive Officer (“CEO”) will provide prepared remarks.

By order of the board of directors,

Juliette W. Pryor

Executive Vice President – General Counsel & Secretary

DATE AND TIME August 4, 2022 (Thursday) 2:30 p.m. Mountain Daylight Time

LOCATION www.virtualshareholdermeeting.com/ACI2022

WHO CAN VOTE Stockholders as of June 7, 2022 are entitled to vote

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON AUGUST 4, 2022. THE NOTICE OF THE ANNUAL MEETING, THE PROXY STATEMENT AND THE 2021 FORM 10-K ARE AVAILABLE AT http://materials.proxyvote.com/

YOUR VOTE IS IMPORTANT TO US.
Whether or not you plan to virtually attend the Annual Meeting, it is important that your shares be represented. Therefore, we urge you to promptly vote and submit your proxy in advance of the Annual Meeting. You can vote your shares via the Internet, by telephone, or by signing, dating, and returning the proxy card or voting instruction form.

1	Letter from CEO
3	Notice of Annual Meeting of Stockholders
5	Proxy Statement Summary
12	General Information
13	PROPOSAL 1: Election of Directors
13	Controlled Company Status
13	Board Composition
14	Annual Meeting Slate
27	Corporate Governance
27	Director Nomination Process
28	Board Leadership
28	Board Independence
29	Director Qualifications
30	Board Diversity
30	Role of Board in Risk Oversight
31	Board Meetings
32	Corporate Governance Policies and Charters
32	Code of Business Conduct and Ethics
32	Board Committees
37	Director Compensation
38	Communications with the Board
39	Environmental, Social and Governance Disclosure
41	Certain Relationships and Related Party Transactions
41	Stockholders’ Agreement and Investment Agreement
41	Transactions with Cerberus
41	Transactions with Kimco Realty
41	Transactions with Schottenstein Corp.
42	PROPOSAL 2: Ratification of the Appointment of the Independent Registered Public Accounting Firm

43	PROPOSAL 3: Advisory (Non-Binding) Vote to Approve the Company’s Named Executive Officer Compensation
44	Compensation Discussion and Analysis
45	2021 Say-on-Pay Result
45	Fiscal 2021 Financial and Operational Highlights
46	Overview of Fiscal 2021 Executive Compensation
47	Our Compensation Philosophy
47	Executive Compensation Best Practices
48	Design of Our Executive Compensation Program
57	The Process of Setting Executive Compensation
58	Compensation Risk Assessment
59	Summary Compensation Table
61	CEO Pay Ratio
61	Grants of Plan Based Awards
62	Outstanding Equity Awards at Fiscal Year End
63	Option Exercises and Stock Vested
64	Nonqualified Deferred Compensation
65	Discussion of the Terms of the Employment Agreements with Our NEOs
70	Compensation Committee Report
71	Security Ownership of Certain Beneficial Owners and Management
75	Equity Compensation Plan Information
76	Delinquent Section 16(a) Reports
77	Questions and Answers About the Annual Meeting and Voting
82	Stockholder Proposals and Director Nominations for the 2023 Annual Meeting of Stockholders
83	Other Matters
84	Availability of Report on Form 10-K
85	Incorporation by Reference
86	Delivery of Documents to Stockholders Sharing an Address
87	Transfer Agent Information
88	Forward-Looking Statements

Proxy Statement Summary

This summary highlights information contained elsewhere in this proxy statement and in our annual report on Form 10-K for the year ended February 26, 2022 (the “2021 Form 10-K”) as filed with the Securities and Exchange Commission (the “SEC”) on April 26, 2022 for Albertsons Companies, Inc. (the “Company”, “Albertsons”, “we” or “us”). You should read this proxy statement and the 2021 Form 10-K before voting.

Annual Meeting of Stockholders

DATE AND TIME August 4, 2022 2:30 p.m., Mountain Daylight Time	PLACE: www.virtualshareholdermeeting.com/ACI2022	RECORD DATE: June 7, 2022

We are holding the Annual Meeting in a virtual-only format. You will not be able to attend the Annual Meeting at a physical location.

How to Vote

BY INTERNET	• Go to the website http://www.proxyvote.com and follow the instructions, 24 hours a day, seven days a week. • You will need the 16-digit number included on your proxy card.
BY TELEPHONE	• From a touch-tone telephone, dial 1-800-690-6903 and follow the recorded instructions, 24 hours a day, seven days a week. • You will need the 16-digit number included on your proxy card.
BY MAIL	• Mark your selections on the proxy card. • Date and sign your name exactly as it appears on your proxy card. • Mail the proxy card in the enclosed postage-paid envelope provided to you.

See “- Questions and Answers About the Annual Meeting and Voting” for information regarding attending the Annual Meeting.

Annual Meeting Agenda and Voting Roadmap

PROPOSAL 1:
Election of Directors

At our Annual Meeting, stockholders will elect 14 directors. Nominees were approved and recommended for nomination by our Governance, Compliance and ESG Committee (the “Governance Committee”) and our board of directors (the “Board”) nominated them for re-election. The directors shall hold office until our 2023 annual meeting and serve until their successors have been duly elected and qualified or until any such director’s earlier resignation or removal.

Our Board recommends a vote “FOR” the election of each of the nominated directors. SEE PAGE 13

PROPOSAL 2:
Ratification of the Appointment of the Independent Registered Public Accounting Firm

The Audit and Risk Committee (the “Audit Committee”) has appointed Deloitte and Touche LLP (“Deloitte and Touche”) to serve as our independent registered public accounting firm for the fiscal year ending February 25, 2023.

Our Board recommends a vote “FOR” this proposal. SEE PAGE 42

PROPOSAL 3:
Advisory (Non-Binding) Vote to Approve the Company’s Named Executive Officer Compensation

As required by Section 14A of the Exchange Act, we are providing stockholders with an opportunity to cast an advisory vote on the compensation of our named executive officers (the “NEOs”) as disclosed in the Compensation Discussion & Analysis (“CD&A”), the compensation tables, narrative discussion, and related footnotes included in this proxy statement.

Our Board recommends a vote “FOR” this proposal. SEE PAGE 43

In addition, we will conduct any other business that may properly come before the Annual Meeting. See “- Questions and Answers About the Annual Meeting and Voting” for more information.

Board Nominees

The following table provides summary information about each director nominee.

Name and		Director	Relevant Skills &	Committee Membership
Principal Occupation	Age+	Since	Experiences	CC	AC	GC	TC	FC
Vivek Sankaran CEO and Director of ACI	59	2019	Public Company Leadership; Financial Literacy; Risk; Food & Retail; Operations; Strategy
James Donald* Former President and CEO of ACI	68	2019	Public Company Leadership; Financial Literacy; Risk; Food & Retail; Operations; Strategy; Real Estate
Chan Galbato* CEO of Cerberus Operations and Advisory Company, LLC	59	2021	Public Company Leadership; Financial Literacy; Risk; Operations; Strategy
Sharon Allen** Former U.S. Chairman of Deloitte LLP	70	2015	Public Company Leadership; Financial Literacy; Risk; Strategy
Shant Babikian Managing Director at HPS Investment Partners, LLC	37	2020	Financial Literacy; Strategy
Steven Davis** Former Chairman and CEO of Bob Evans Farms, Inc.	63	2015	Public Company Leadership; Financial Literacy; Risk; Food & Retail; Operations; Strategy
Kim Fennebresque** Former Senior Advisor to Cowen Group Inc.	72	2015	Public Company Leadership; Financial Literacy; Risk; Strategy
Allen Gibson** Chief Investment Officer of Centaurus Capital LP	56	2018	Financial Literacy; Risk; Strategy; Cyber and Technology
Hersch Klaff CEO of Klaff Realty, L.P.	68	2010	Financial Literacy; Strategy; Real Estate
Jay Schottenstein Executive Chairman of the Board and CEO of Schottenstein Stores Corp.	67	2006	Public Company Leadership; Financial Literacy; Food & Retail; Operations; Strategy; Cyber and Technology
Alan Schumacher** Former Member of the Federal Accounting Standards Advisory Board	75	2015	Public Company Leadership; Financial Literacy; Strategy; Risk
Brian Kevin Turner Former CEO of Core Scientific and COO of Microsoft Corporation	57	2020	Public Company Leadership; Financial Literacy; Risk; Food & Retail; Operations; Strategy; Cyber and Technology
Mary Elizabeth West** Senior Advisor with McKinsey & Company	59	2020	Public Company Leadership; Financial Literacy; Risk; Food & Retail; Operations; Strategy
Scott Wille Senior Managing Director and Head of Consumer and Retail Private Equity at Cerberus Capital Management, L.P.	41	2020	Public Company Leadership; Financial Literacy; Risk; Food & Retail; Operations; Strategy
CC - Compensation Committee	AC - Audit Committee	GC - Governance, Compliance and ESG Committee	Chair
TC - Technology Committee	FC - Finance Committee		Member

+	Age of directors are as of June 7, 2022
*	Co-Chair of the Board
**	Independent Director

Board Snapshot

Our Board leadership structure promotes balance between independence, stockholder representation, diversity, engaged oversight and extensive management, strategic, financial, and operational expertise all of which drive value for our stockholders.

Relevant Skills & Experiences

Corporate Governance Highlights

Our core corporate governance practices are listed in the following table.

Separation of CEO and Chair role	Co-Chair roles promote better Board oversight and governance	Our largest stockholders have representation on our Board	Directors regularly attend all Board and committee meetings
Regular Board executive sessions	Board committees with focus on Environmental, Social, and Governance (“ESG”), finance, technology, and cybersecurity	Annual Board and committee assessments	Annual equity grants for non-employee directors
Directors subject to stock retention guidelines	No term limits or mandatory retirement age allowing directors to develop insight into the Company and its operations	Annual director elections	Limitation on other board service

ESG Highlights

Our corporate social responsibility practices are designed to help position Albertsons as an employer of choice to our existing and prospective employees, and a partner of choice in our communities. Though our practices will evolve over time, we are focused on community outreach and support, our people and culture, and environmental stewardship.

During fiscal 2021, we pursued our ongoing commitment to ESG principles. Some of our achievements in this area were:

✓	Laying the foundation for our ESG strategy and initiatives for the future
✓	Supporting our communities through our Nourishing Neighbors program and providing targeted donations and assistance to a variety of community projects
✓	Increasing our diversity, equity and inclusion engagement throughout our Company
✓	Improving our sustainability practices

Company Financial Performance During Fiscal 2021

As noted by our CEO in his letter to stockholders, we have met or exceeded a number of our financial and operational goals in 2021. During fiscal 2021, we have achieved significantly higher total returns as compared to the S&P 500 index and the S&P 500 retail index.

Compensation Highlights

The Board monitors emerging best practices in executive compensation to incorporate them into our compensation program and enhance value for our stockholders. Through its commitment to strong governance, the Board has implemented the following compensation “best practices.”

What We Do	What We Don’t Do

✓ Provide competitive, market-driven base salary

✓ Balance mix of pay components

✓ Utilize quantitative performance targets based on Company financial and operating performance for a significant portion of total compensation

✓ Cap the amount of our annual bonus at 2x of target

✓ Use a variety of equity incentive structures to promote performance and retention

✓ Maintain robust stock ownership guidelines

✓ Include a recoupment or “clawback” policy in our compensation program

✓ Provide double trigger in employment agreements for change in control

✗ Provide automatic salary increases

✗ Provide high levels of fixed compensation

✗ Use metrics unrelated to our operational goals

✗ Reward imprudent risk-taking

✗ Pay above market returns on any deferred compensation plan

✗ Maintain defined benefit pension plans for our executive officers

✗ Pay excessive perquisites

✗ Provide excise tax gross ups for change in control payments

Compensation Design Summary and Changes

In line with our compensation philosophy of pay-for performance and to align further with stockholder interests, the Compensation Committee made the following changes to our executive compensation program for fiscal 2021:

Cash Bonus Plan	Long-Term Equity Plan

•  Bonuses paid based on quarterly and annual results

•  Targets and results based on Company-wide performance for both annual and quarterly results, compared to division performance only for quarterly bonus in fiscal 2020

•  Identical Sales (“ID Sales”) added as an additional performance metric to promote same-store sales growth

•  Payout weighted 60% on Adjusted EBITDA* and 40% on ID Sales

•  Payout capped at 200% of target

•  Consists of 50% time-based restricted stock units and 50% performance-based restricted stock units

•  Added a return on invested capital modifier (“ROIC Modifier”) to promote responsible use of the Company’s cash

•  Performance stock units earned based on adjusted earnings per share (“EPS”)* performance (0-160%) and ROIC Modifier (75% - 125%)

•  Payout capped at 200% of target

*	For a reconciliation of non-GAAP measures, please see pages 52-54 of our 2021 Form 10-K.

General Information

Solicitation of Proxies

Our Board is soliciting proxies in connection with the Annual Meeting (and any adjournment thereof) to be held virtually on August 4, 2022, at 2:30 p.m. MDT. The approximate date on which this proxy statement and the enclosed proxy are first being sent to stockholders is June 21, 2022.

Shares Outstanding and Voting Rights

As of the Record Date, 531,589,621 shares of Common Stock of the Company were outstanding. Holders of Common Stock are entitled to one vote for each share so held.

In addition, each share of Series A preferred stock is entitled to vote on each matter to come before the Annual Meeting as if the shares of Series A preferred stock were converted into shares of Common Stock as of the Record Date, meaning that each share of Series A preferred stock is entitled to approximately 58.064 votes on each matter to come before the Annual Meeting. As of the Record Date, there were 695,412 shares of Series A preferred stock issued and outstanding, representing approximately 40,378,394 votes.

Only stockholders of record as of the Record Date are entitled to receive notice of, and to vote at, the Annual Meeting.

PROPOSAL 1: Election of Directors

Controlled Company Status

Cerberus Capital Management, L.P. (“Cerberus”), Klaff Realty, L.P. (“Klaff Realty”), Schottenstein Stores Corp. (“Schottenstein Corp.”), Lubert-Adler Partners, L.P. (“Lubert-Adler“) and Kimco Realty Corporation (“Kimco Realty”) (collectively, the “Sponsors”), as a group, control a majority of our outstanding voting securities. Under the corporate governance standards of the New York Stock Exchange (“NYSE”), a company of which more than 50% of the voting power is held by an individual, group, or another company is deemed to be a “controlled company” which may elect not to comply with certain NYSE corporate governance requirements, including that:

•  a majority of the Board consist of independent directors;

•  the nominating and corporate governance committee consist entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•  the compensation committee consist entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•  the nominating and corporate governance committee and the compensation committee conduct an annual performance evaluation.

We currently utilize certain of these exemptions. Our Board does not have a majority of independent directors and our Governance Committee and Compensation Committee do not consist entirely of independent directors. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance requirements. If we cease to be a controlled company within the meaning of the NYSE corporate governance requirements, we will be required to comply with the requirements after specified transition periods.

We currently have a fully independent Audit Committee, and all Board committees operate pursuant to respective written charters addressing the committee’s purpose and responsibilities.

Our Board recommends that stockholders vote “FOR” each nominee

Board Composition

Our business and affairs are currently managed by our Board. Our Certificate of Incorporation and our Amended and Restated Bylaws (our “bylaws”) provide that the number of members on our Board shall be determined by our Board from time to time. At the 2021 annual meeting, the stockholders approved an amendment to our Certificate of Incorporation which permits the Board to be comprised of a maximum of 17 members. Our Board currently has 14 members.

We are bound by certain contractual provisions under agreements with our Sponsors and holders of preferred stock which gives them the right to designate directors and observers to our Board. Pursuant to the stockholders’ agreement, dated June 25, 2020 (the “Stockholders' Agreement”) and the investment agreement, dated May 20, 2020, as amended and restated on June 9, 2020 (the “Investment Agreement”), the rights are as follows:

Sponsor and Holder of Preferred Stock	Common Share Beneficial Ownership Percentage	Number of Director or Observer Designation Rights
Cerberus	at least 20%	4 directors
	at least 10%	2 directors
	at least 5%	1 director and 1 observer
Klaff Realty	at least 5%	1 director
Schottenstein Corp.	at least 5%	1 director

Kimco Realty	at least 5%	1 observer
Lubert-Adler	at least 5%	1 observer
HPS Investment Partners, LLC (“HPS”)(1)	at least 25%	1 director

(1)	Pursuant to the Investment Agreement.

Annual Meeting Slate

At our Annual Meeting, stockholders will elect 14 directors to hold office for one year, until our 2023 annual meeting of stockholders, and serve until their successors have been duly elected and qualified or until any such director’s earlier resignation or removal. Nominees were approved and recommended for nomination by our Governance Committee and our Board nominated them for re-election. At this time, we have no reason to believe that any nominee will be unable or unwilling to serve if elected. However, should any of them become unavailable or unwilling to serve before the Annual Meeting, your proxy card authorizes us to vote for a replacement nominee if the Board names one. The following biographical information is furnished as to each nominee for election as a director as of June 7, 2022.

Sharon Allen Former U.S. Chairman of Deloitte LLP Age: 70 Director Since: 2015
Committees:	Governance Committee (Chair); Compensation Committee Independent Director

PROFESSIONAL HIGHLIGHTS

•    Ms. Allen served in various leadership roles at Deloitte Touche Tohmatsu Limited (“Deloitte”) for nearly 40 years including serving as U.S. Chairman of Deloitte LLP from 2003 until her retirement from that position in May 2011.

•    She served as a member of the Global Board of Directors, Chair of the Global Risk Committee and U.S. Representative of the Global Governance Committee of Deloitte from 2003 to May 2011.

•    Among her other leadership roles at Deloitte, Ms. Allen was partner and regional managing partner responsible for audit and consulting services for a number of Fortune 500 and large privately held companies.

•    Ms. Allen is a Certified Public Accountant (Retired).

OTHER BOARD ENGAGEMENT

•    Ms. Allen has served on the board of Bank of America Corporation, a multinational investment bank and financial services holding company, since 2012.

•    Ms. Allen served on the board of First Solar, Inc., a manufacturer of solar panels and a provider of utility-scale PV power plants and supporting services, from 2013 to 2022.

SKILLS AND QUALIFICATIONS

Ms. Allen’s extensive accounting and audit experience broadens the scope of our Board’s oversight of our financial performance and reporting. Additionally, her leadership and corporate governance experience with large public companies is valuable to our Board’s governance, strategic planning, and risk management insight.

Shant Babikian Managing Director at HPS Age: 37 Director Since: 2020
Committees:	Finance Committee

PROFESSIONAL HIGHLIGHTS

•    Mr. Babikian is a Managing Director at HPS, holder of our Series A preferred stock, and a leading global investment firm.

•    Prior to joining HPS in 2014, Mr. Babikian was Vice President at Oaktree Capital Management, a global asset management firm, where he focused on investing in privately structured debt and equity transactions.

•    Prior to joining Oaktree, Mr. Babikian was an Analyst in JPMorgan’s Syndicated and Leveraged Finance Group.

OTHER BOARD ENGAGEMENT

•    Mr. Babikian serves on private company boards.

SKILLS AND QUALIFICATIONS

Mr. Babikian brings to the Board substantial experience in the financial industry and in private equity and finance transactions. His experience is a valuable resource to the Company in our efforts to allocate capital, which helps us implement our business strategies and financial planning and provides insight to our Board’s understanding of the Company’s financial performance.

Steven Davis Former Chairman and CEO of Bob Evans Farms, Inc. Age: 63 Director Since: 2015
Committees:	Audit Committee; Finance Committee (Chair) Independent Director

PROFESSIONAL HIGHLIGHTS

•    Mr. Davis served as the former Chairman and CEO of Bob Evans Farms, Inc. (“Bob Evans Farms”), a food service and consumer products company, from May 2006 to December 2014.

•    Prior to joining Bob Evans Farms, Mr. Davis served in a variety of leadership positions in the restaurant and consumer packaged goods industry, including President of Long John Silver’s LLC and A&W Restaurants, Inc.

•    Mr. Davis has also held senior executive and operational positions at Yum! Brands, Inc.’s Pizza Hut division and at Kraft General Foods Inc.

OTHER BOARD ENGAGEMENT

•    Mr. Davis has served on the board of PPG Industries, Inc., a manufacturer and distributor of paints, coatings, and specialty materials, since 2019, Marathon Petroleum Corporation, a petroleum refiner, marketer, retailer, and transporter, since 2013 and American Eagle Outfitters, a global apparel and accessories retailer, since 2020.

•    Mr. Davis served on the board of The Legacy Acquisition Corporation, an acquirer of companies in the retail and restaurant sectors, from November 2017 to November 2020 and Sonic Corp., a quick service drive-thru restaurant chain, from January 2017 until its sale to private equity in December 2019.

SKILLS AND QUALIFICATIONS

Mr. Davis brings to our Board extensive strategic, operational, marketing, branding, financial and general management leadership experience. In particular, Mr. Davis’ leadership roles at retail, food service, pharmacies and industrial companies provide our Board with valuable insight relevant to our business, strategic plan and financial performance.

James Donald Former President and CEO of the Company Age: 68 Director Since: 2019
Committees:	N/A Co-Chairman of the Board

PROFESSIONAL HIGHLIGHTS

•    Mr. Donald served as our President and CEO from September 2018 to April 2019 and, prior to that, served as our President and Chief Operating Officer (“COO”) from March 2018 to September 2018.

•    Before joining the Company, Mr. Donald served as CEO and Director of Extended Stay America, Inc., a large North American owner and operator of hotels, and its subsidiary, ESH Hospitality, Inc. (together with Extended Stay America, Inc., “ESH”).

•    Prior to joining ESH, Mr. Donald served as President, CEO and Director of Starbucks Corporation, a multinational chain of coffeehouses and roastery reserves, President and CEO of regional food and drug retailer, Haggen Food & Pharmacy, Chairman, President and CEO of regional food and drug retailer Pathmark Stores, Inc., and in a variety of other senior and executive roles at Wal-Mart Stores, Inc., Safeway Inc. and Albertson’s, Inc.

•    Mr. Donald began his grocery and retail career in 1971 with Publix Super Markets, Inc.

OTHER BOARD ENGAGEMENT

•    Mr. Donald has served on the board of Nordstrom, Inc. (“Nordstrom”), a leading fashion retailer, since 2020.

SKILLS AND QUALIFICATIONS

Mr. Donald’s depth of experience in the retail industry, his expertise across real estate and operations, his decades of leadership roles at consumer-focused companies and his intimate familiarity with the Company makes him a valuable member of our Board.

Kim Fennebresque Former Senior Advisor to Cowen Group Inc. Age: 72 Director Since: 2015
Committees:	Compensation Committee (Chair); Audit Committee Independent Director

PROFESSIONAL HIGHLIGHTS

•    Mr. Fennebresque served as a senior advisor to Cowen Group Inc., a diversified financial services firm, from 2008 to 2020, where he also served as its Chairman, President, and CEO from 1999 to 2008.

•    He has also served as head of the corporate finance and mergers and acquisitions departments at UBS, a global firm providing financial services, and general partner and co-head of investment banking at Lazard Frères & Co., a leading financial advisory and asset management firm.

•    From 2010 to 2012, Mr. Fennebresque served as chairman of Dahlman Rose & Co., LLC, an investment bank.

•    Mr. Fennebresque has also held various positions at First Boston Corporation, an investment bank acquired by Credit Suisse.

OTHER BOARD ENGAGEMENT

•    Mr. Fennebresque has served on the boards of Ally Financial Inc., a financial services company, since 2009 and BlueLinx Holdings Inc., a distributor of building products, since 2013, including its chairperson since 2016.

•    Mr. Fennebresque served on the boards of Ribbon Communications Inc., a provider of network communications solutions, from October 2017 to February 2020, Delta Tucker Holdings, Inc. (the parent of DynCorp International), a provider of defense and technical services and government outsourced solutions, from May 2015 to July 2017 and Rotor Acquisition Corp., a special purpose acquisition company, from November 2020 to June 2021.

SKILLS AND QUALIFICATIONS

Mr. Fennebresque’s extensive experience as a director of several public companies and history of leadership in the financial services industry brings corporate governance expertise and a diverse viewpoint to the deliberations of our Board. In addition, Mr. Fennebresque’s deep experience in the financial services industry provides our Board valuable insight into the Company’s risk management, financial performance, and strategic plan.

Chan Galbato CEO of Cerberus Operations and Advisory Company, LLC Age: 59 Director Since: 2021
Committees:	N/A Co-Chairman of the Board

PROFESSIONAL HIGHLIGHTS

•    Mr. Galbato is the CEO of Cerberus Operations, the operations platform of Cerberus. He oversees the platform’s operating executives and functional experts to integrate operating expertise within Cerberus’ portfolio companies and investment strategies.

•    Prior to joining Cerberus in 2009, Mr. Galbato served as President and CEO of the Controls Division of Invensys plc, a multinational engineering and information technology company headquartered in London, United Kingdom, and President of Professional Distribution and Services at The Home Depot, the largest home improvement retailer in the United States.

•    Mr. Galbato also served as President and CEO of Armstrong Floor Products and prior to that, was the CEO of Choice Parts.

•    He spent 14 years with General Electric, serving in several operating and finance leadership positions within their various industrial divisions as well as holding the role of President and CEO of Coregis, a GE Capital company.

OTHER BOARD ENGAGEMENT

•    Mr. Galbato has served on the board of Blue Bird Corporation (“Blue Bird”), the leading independent designer and manufacturer of school buses, since February 2015.

•    Mr. Galbato served on the boards of KORE Group Holdings, Inc., a pioneer in delivering IoT solutions and services, from September 2021 to February 2022 and AutoWeb, Inc., an automotive media and marketing services company, from January 2019 to May 2022.

SKILLS AND QUALIFICATIONS

Mr. Galbato’s proven track record as an executive and leader in multiple operational and strategic roles at a variety of public and private companies qualifies him to serve as the Co-Chair of the Board. In particular, Mr. Galbato provides our Board with valuable insights into the Company’s operational and organizational strategy and effectiveness.

Allen Gibson Chief Investment Officer of Centaurus Capital LP Age: 56 Director Since: 2018
Committees:	Governance Committee; Technology Committee (Co-Chair); Finance Committee Independent Director

PROFESSIONAL HIGHLIGHTS

•    Since April 2011, Mr. Gibson has served as the Chief Investment Officer of Centaurus Capital LP (“Centaurus”), a private investment partnership with interests in oil and gas, private equity, structured finance, and the debt capital markets.

•    He has also served as the Investment Manager for the Laura and John Arnold Foundation since 2011.

•    Prior to Centaurus, Mr. Gibson served as Senior Vice President in institutional asset management at Royal Bank of Canada from February 2008 to April 2011.

OTHER BOARD ENGAGEMENT

•    Mr. Gibson serves on private company boards.

SKILLS AND QUALIFICATIONS

Mr. Gibson’s knowledge of capital markets enhances the ability of our Board to make prudent financial judgments and provides our Board insight into and understanding of our financial performance and plan.

Hersch Klaff CEO of Klaff Realty Age: 68 Director Since: 2010 Committees: Finance Committee

PROFESSIONAL HIGHLIGHTS

•    Mr. Klaff serves as the CEO of Klaff Realty, an investment firm that engages in real estate and private equity transactions focused on the United States and Latin America, which he formed in 1984.

•    Mr. Klaff began his career as a Certified Public Accountant with the public accounting firm of Altschuler, Melvoin and Glasser.

OTHER BOARD ENGAGEMENT

•    Mr. Klaff served on the board of Energy Vault Holdings, Inc. (formerly Novus Capital Corporation II), a leader in sustainable, grid-scale energy storage solutions, from September 2020 to 2022.

SKILLS AND QUALIFICATIONS

Mr. Klaff’s real estate, accounting and investment experience, as well as his extensive knowledge of our Company, broadens the scope of our Board’s oversight of our financial performance and strategic planning.

Vivek Sankaran CEO and Director of ACI Age: 59 Director Since: 2019 Committees: N/A

PROFESSIONAL HIGHLIGHTS

•    Mr. Sankaran has served as our CEO and Director since September 2021, and our CEO, President and Director since April 2019.

•    Prior to joining the Company, Mr. Sankaran served since 2009 in various leadership and executive positions at PepsiCo, Inc. (“PepsiCo”), a multinational food, snack, and beverage corporation.

•    From January to March 2019, he served as CEO of PepsiCo Foods North America, a business unit within PepsiCo, where he led PepsiCo’s snack and convenient foods business.

•    Prior to that position, Mr. Sankaran served as President and COO of Frito-Lay North America, a subsidiary of PepsiCo, from April 2016 to December 2018, its COO from February to April 2016 and Chief Commercial Officer, North America, of PepsiCo from 2014 to February 2016, where he led PepsiCo’s cross divisional performance across its North American customers.

•    Prior to joining PepsiCo in 2009, Mr. Sankaran was a partner at McKinsey and Company, where he served various Fortune 100 companies, bringing a strong focus on strategy and operations.

OTHER BOARD ENGAGEMENT

•    Mr. Sankaran serves on private company boards.

SKILLS AND QUALIFICATIONS

Mr. Sankaran’s decades of experience in the food and beverage industry, as well as his management and leadership experience, provides our Board with expertise relevant to our business and our operational, financial and strategic plan.

Jay Schottenstein Chairman of the Board and CEO of Schottenstein Corp. Age: 67 Director Since: 2006 Committees: Compensation Committee; Technology Committee

PROFESSIONAL HIGHLIGHTS

•    Mr. Schottenstein has served as Chairman of the Board of American Eagle Outfitters, Inc., a global specialty retailer, since March 1992 and as its CEO since December 2015, a position in which he previously served from March 1992 to December 2002.

•    He has also served as Chairman of the Board and CEO of Schottenstein Corp. since March 1992 and as President since 2001.

OTHER BOARD ENGAGEMENT

•    Mr. Schottenstein has served as Executive Chairman of the Board of Designer Brands, Inc. (formerly DSW Inc.), a footwear and accessories retailer, since 2005, and as Chairman of the Board of American Eagle Outfitters, Inc. since March 1992.

SKILLS AND QUALIFICATIONS

Mr. Schottenstein has deep knowledge of the Company and the retail industry in general. His extensive experience as a chief executive officer and a director of other major publicly owned retailers, and his expertise across operations, real estate, development, brand building and team management, gives him and our Board valuable knowledge and insight to oversee our operations.

Alan Schumacher Former Member of the Federal Accounting Standards Advisory Board Age: 75 Director Since: 2015
Committees:	Audit Committee (Chair); Governance Committee Independent Director

PROFESSIONAL HIGHLIGHTS

•    Mr. Schumacher worked for 23 years at American National Can Corporation and American National Can Group, where he served as Executive Vice President and Chief Financial Officer (“CFO”) from 1997 until his retirement in 2000, and Vice President, Controller and Chief Accounting Officer from 1985 until 1996.

•    Mr. Schumacher served as a member of the Federal Accounting Standards Advisory Board from 2002 through June 2012.

OTHER BOARD ENGAGEMENT

•    Mr. Schumacher has served on the boards of Warrior Met Coal, Inc. (“Warrior Met Coal”), a leading producer and exporter of metallurgical coal for the global steel industry, since April 2017, Evertec Inc. (“Evertec”), a leading electronic transactions and technology company in Latin America, since 2015 and Blue Bird since 2008.

Mr. Schumacher serves on the audit committees of Warrior Met Coal, Evertec and Blue Bird. Our Board has determined that simultaneous service on more than three audit committees of public companies by Mr. Schumacher does not impair his ability to serve on our Audit Committee nor does it represent or in any way create a conflict of interest for the Company.

•    Mr. Schumacher served on the board of BlueLinx Holdings Inc., a distributor of building products, from May 2004 to May 2021.

SKILLS AND QUALIFICATIONS

Mr. Schumacher’s experience as a board member of several public companies including his deep understanding of accounting principles and his experience in risk management, expands the breadth of our Board’s expertise in accounting and financial reporting oversight and risk management.

Brian Kevin Turner Former CEO of Core Scientific and COO of Microsoft Corporation Age: 57 Director Since: 2020
Committees:	Compensation Committee; Technology Committee (Co-Chair) Former Senior Advisor to our CEO Vice Chairman of the Board

PROFESSIONAL HIGHLIGHTS

•    Mr. Turner served as President and CEO of Core Scientific, an emerging leader in blockchain and artificial intelligence infrastructure, hosting, transaction processing and application development, from July 2018 to May 2021.

•    He served as Vice Chairman and Senior Advisor to our CEO from August 2017 to February 2020.

•    From August 2016 to January 2017, Mr. Turner served as CEO of Citadel Securities and Vice Chairman of Citadel LLC (“Citadel”), global financial institutions.

•    Prior to Citadel, Mr. Turner served as COO of Microsoft Corporation, an American multinational technology corporation, from 2005 to 2016, and as CEO and President of Sam’s Club, an American chain of membership-only retail warehouse clubs owned and operated by Walmart Inc., from 2002 to 2005.

•    Between 1985 and 2002, Mr. Turner held several positions of increasing responsibility with Wal-Mart, including Executive Vice President and Global Chief Information Officer from 2001 to 2002.

OTHER BOARD ENGAGEMENT

•    Mr. Turner was a member of the board of Nordstrom from 2010 to May 2020.

SKILLS AND QUALIFICATIONS

Mr. Turner’s strategic and operational leadership skills and expertise in online worldwide sales, global operations, supply chain, merchandising, branding, marketing, information technology and public relations provide our Board with valuable insight relevant to our business.

Mary Elizabeth West Senior Advisor with McKinsey & Company Age: 59 Director Since: 2020
Committees:	Compensation Committee; Governance Committee Independent Director

PROFESSIONAL HIGHLIGHTS

•    Ms. West serves as a Senior Advisor with McKinsey & Company.

•    Ms. West served as the Senior Vice President and Chief Growth Officer of The Hershey Company (“Hershey”), one of the largest chocolate manufacturers in the world, from May 2017 to January 2020. She drove Hershey’s growth and marketing strategies as well as communication, disruptive innovation, research and development, and mergers and acquisitions. Ms. West ignited the transformation of the company’s offerings beyond chocolate into snack categories.

•    Prior to Hershey, Ms. West was at J.C. Penny Company, Inc., an American department store chain, after having served on its board from November 2005 to May 2015.

•    From 2012 to 2014, Ms. West served as Executive Vice President, Chief Category and Marketing Officer of Mondelez International, Inc., the snack foods division spun off from Kraft Foods, Inc. (“Kraft Foods”) in 2012.

•    Ms. West began her career at Kraft Foods and served in various capacities over the course of 21 years and was named its Chief Marketing Officer in 2007. During her tenure at Kraft Foods, Ms. West was involved with some of the food industry’s most iconic brands such as Kraft Macaroni and Cheese, Oreo, and Maxwell House coffee.

OTHER BOARD ENGAGEMENT

•    Ms. West has served on the boards of Hasbro, Inc. a global play and entertainment company, since June 2016 and Lowe’s Inc., a home improvement retailer, since April 2021.

SKILLS AND QUALIFICATIONS

Ms. West’s proven track record of innovation and transformation across myriad facets of retail brings to our Board extensive food and retail industry experience. Ms. West provides our Board with expertise in marketing, brand building and strategic and operational planning for consumer-focused companies.

Scott Wille Senior Managing Director and Head of Consumer and Retail Private Equity at Cerberus Age: 41 Director Since: 2020 Committees: Governance Committee; Finance Committee

PROFESSIONAL HIGHLIGHTS

•    Mr. Wille serves as Senior Managing Director and Head of Consumer and Retail Private Equity at Cerberus, which he joined in 2006.

•    Since 2016, Mr. Wille has served as a member of Cerberus’ Private Equity Investment Committee.

•    Mr. Wille previously served as a director of the Company from January 2015 to June 2020.

•    Prior to joining Cerberus, Mr. Wille was with the leveraged finance group at Deutsche Bank Securities Inc. from 2004 to 2006.

OTHER BOARD ENGAGEMENT

•    Mr. Wille has served on the board of NexTier Oilfield Solutions Inc., a provider of hydraulic fracturing, wireline technologies and drilling services, since March 2011.

•    Mr. Wille served on the board of Tower International, Inc., a leading manufacturer of engineered automotive structural metal components and assemblies, from September 2010 to October 2021.

SKILLS AND QUALIFICATIONS

Mr. Wille’s experience in the financial and private equity industries, and his in-depth knowledge of the Company and industry, are valuable to our Board’s understanding of the Company, its strategic plan, and its financial performance.

Corporate Governance

Director Nomination Process

The Governance Committee is responsible for facilitating director assessments, identifying skills and expertise that candidates should possess, and screening, selecting, and recommending candidates for approval by our Board, including nominees submitted by stockholders. Although our Board retains ultimate responsibility for approving candidates for election, the Governance Committee conducts the initial screening and evaluation. In evaluating director candidates, the Governance Committee follows the director qualification standards laid out in the Corporate Governance Guidelines of our Board. The Board has not established any minimum qualifications that must be met by a director candidate or identified any set of specific qualities or skills that it deems to be mandatory. In evaluating any nomination, the Governance Committee seeks to achieve a balance of knowledge, experience, and capability on the Board. Some of the factors that are taken into consideration in evaluating the suitability of individual Board member candidates are experience in corporate governance (such as an officer or former officer of a publicly-held company), experience as a board member of another publicly-held company, familiarity with the Company, expertise in a specific area of the Company’s operations, expertise in financial markets, education and professional background and existing commitments to other businesses, including other boards of directors. Each candidate nominee must also possess fundamental qualities of intelligence, honesty, demonstrated character and good judgment, high ethics and standards of integrity, fairness and responsibility.

In determining whether to recommend a director for re-election, the Governance Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board.

The Governance Committee will consider candidates recommended by other members of the Board, management and stockholders and may also retain professional search firms to identify candidates. All candidates, including candidates recommended by stockholders, are evaluated on the basis of the same criteria described above.

Nomination Rights and Support Obligations under Certain Agreements

Right to Nominate Directors under the Stockholders’ Agreement

Under the terms of our Stockholders’ Agreement, the Sponsors have the right to designate directors to our Board based on their levels of ownership of our Common Stock. See “- Board Composition” for a discussion of the rights of Sponsors to designate directors to our Board. Additionally, each Sponsor votes the Common Stock owned by them in favor of each other Sponsor’s nominees to the Board.

The current Sponsor nominees are Chan Galbato, Allen Gibson, Hersch Klaff, Jay Schottenstein, Brian Kevin Turner and Scott Wille.

Right to Designate Observers under the Investment Agreement

Under the terms of our Investment Agreement, HPS Investors, as defined in the Investment Agreement, have the right to nominate directors and observers to our Board based on their level of ownership of our preferred stock. See “- Board Composition” for a discussion of the designation rights of the HPS Investors. Mr. Babikian is the current nominee of the HPS Investors.

Board Leadership

Separation of the Roles of Chairmen of the Board and CEO

Although our Board does not have a formal policy on separation of the roles of the CEO and Chairman, those roles are separate on our Board. Our Board has two Co-Chairs. The Co-Chairs, Messrs. Donald and Galbato, perform all duties typically performed by a board Chair including presiding over meetings and approving the agendas and schedules of meetings of the Board. Pursuant to our Corporate Governance Guidelines, since neither of our Board Co-Chairs are members of management, we do not have a Lead Director.

Separation of the Chairman and CEO roles allows us to develop and implement corporate strategy that is consistent with the Board’s oversight role, while facilitating strong day-to-day executive leadership by the CEO. Through the role of the Co-Chairmen, the Board’s committees, and the regular use of executive sessions of the non-management directors, the Board can maintain independent oversight of risks to our business, our long-term strategies, annual operating plan, and other corporate activities. Our Board has determined that the current structure ensures a full and free discussion of issues that are important to our stockholders and provides an appropriate oversight over management that serves the interests of our stockholders.

Separate Sessions of Non-Management Directors

Pursuant to our Corporate Governance Guidelines and the rules of the NYSE, our non-management directors periodically meet in executive sessions with no members of management present. Our Board Co-Chairs chair the meetings, and in their absence, the non-management directors will select a director present at the meeting to chair the meeting.

Board Independence

As discussed above, we are a controlled company. As such, the majority of our Board is not independent, and we utilize exemptions permitted under the NYSE corporate governance requirements for purposes of the composition of our Compensation and Governance Committees.

The Board, in coordination with our Governance Committee, and with assistance of the Company’s General Counsel, followed the applicable NYSE tests to determine the independence of the Board members. On the basis of this review, the Board affirmatively determined that (a) Mmes. Allen and West and Messrs. Davis, Fennebresque, Gibson and Schumacher are independent directors under the applicable rules of the NYSE and as such term is defined in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (b) each of Messrs. Davis, Fennebresque and Schumacher meet all applicable requirements for membership in the Audit Committee, and (c) each of Messrs. Davis, Fennebresque and Schumacher qualifies as “audit committee financial expert” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC, and satisfy the NYSE’s financial experience requirements.

Director Qualifications

Our Corporate Governance Guidelines contain Board membership criteria which are set as broad tenets rather than as specific weighted criteria. To carry out its responsibilities and to set the appropriate tone at the top, our Board is keenly focused on its leadership structure, and the character, integrity, and qualifications of its members. Our directors have a proven record of accomplishment and an ability to exercise sound and independent judgment in a collegial manner.

CORE ATTRIBUTES OF OUR DIRECTORS

✓ High ethics and standards of integrity, fairness, and responsibility

✓ Demonstrated character and good judgment

✓ Fundamental qualities of intelligence and honesty

✓ Proven leadership and management skills

✓ Commitment to Board participation and contribution, including regularly attending Board meetings

Our directors complement each other in their mix of skills by bringing to the Board expertise and experience in the retail industry, capital markets, financial management, real estate, cybersecurity, technology, strategic planning, and corporate governance. Additionally, in selecting Board members, our Governance Committee follows applicable regulations to ensure that our Board includes members who are independent and possess financial literacy and expertise.

We believe that each of our directors meet the criteria set forth in our Corporate Governance Guidelines. As noted in the director biographies, our directors have experience, qualifications, and skills across a wide range of public and private companies, possessing a broad spectrum of experience both individually and collectively. The following matrix summarizes the core competencies of each nominee’s strengths and contributions to the Board.

Board Diversity

Our Board broadly construes diversity to mean diversity of backgrounds, experience, qualifications, skills, age and expertise, among other factors, which when taken together best serve our Company and our stockholders. In selecting board members, our Board considers, in addition to the core attributes, the range of talents, experience and expertise that are needed and would complement those that are currently represented on the Board. The Board seeks to achieve a mix of members whose experience and backgrounds are relevant to the Company’s strategic priorities and the scope and complexity of our business.

The following presentation highlights some of the diversity metrics of our Board.

Age/Gender/Racial

Role of Board in Risk Oversight

The Board maintains overall responsibility for overseeing and managing the Company’s risks including financial and non-financial risk, reputational harm, regulatory compliance, risks related to ESG policies, succession planning, food safety and information and cybersecurity. In furtherance of its responsibility, the Board has delegated specific risk-related responsibilities to its committees. Our Audit Committee oversees management of enterprise risks as well as, along with our Finance Committee, financial risks. Our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements and the incentives created by the compensation awards it administers. Our Governance Committee oversees risks associated with corporate governance, compliance, and non-financial regulatory risks as well as risks associated with our sustainability and ESG practices. Our Technology Committee is responsible for overseeing the management of our IT structure and risks associated with information technology and cybersecurity. Management regularly reports to the applicable committee or the Board as appropriate, on material risks. Each committee also provides a report to the full Board at every meeting regarding the issues discussed and actions taken at the preceding committee meeting.

Board Our full Board has the ultimate oversight responsibility of our risk management process.

AUDIT COMMITTEE

Oversees the quality and integrity of our financial reporting including compliance with legal and financial regulatory requirements.

COMPENSATION COMMITTEE

Responsible for overseeing the management of risks related to our executive compensation plans and arrangements and the incentives created by the compensation awards it administers.

TECHNOLOGY COMMITTEE

Responsible for overseeing the management of our IT structure and risks associated with IT and cybersecurity.

GOVERNANCE COMMITTEE

Oversees risks associated with corporate governance, the Company’s non-financial regulatory, ethics and compliance programs and ESG practices.

FINANCE COMMITTEE

Oversees management of financial risks.

Management

Management regularly reports on applicable risks to the relevant committee or the Board, as appropriate, with additional review or follow-up as needed or as requested by the committees or the Board.

Board Meetings

During fiscal 2021, our Board met 10 times. All directors attended more than seventy-five percent (75%) of all meetings held by committees on which such director served. Except for Mr. Schottenstein, all directors attended at least seventy-five percent (75%) of all Board meetings.

Pursuant to our Corporate Governance Guidelines, each director is expected to attend in person our annual meeting of stockholders, absent extraordinary circumstances. The 2021 annual meeting was virtual-only, and eight directors attended virtually.

Corporate Governance Policies and Charters

The following documents make up our corporate governance framework:

• Corporate Governance Guidelines • Audit and Risk Committee Charter (“Audit Committee Charter”)	• Governance, Compliance and ESG Committee Charter (“Governance Committee Charter”) • Compensation Committee Charter (“Compensation Committee Charter”)	• Finance Committee Charter (“Finance Committee Charter”) • Technology Committee Charter (“Technology Committee Charter”)

Current copies of the above policies and guidelines are available publicly on our website at https://www.albertsonscompanies.com/investors under the “Governance” tab.

Code of Business Conduct and Ethics

We have also adopted a Code of Business Conduct and Ethics, which applies to directors, executive officers and employees. The Code of Business Conduct and Ethics sets forth our policies on critical issues such as conflicts of interest, insider trading, protection of our property, business opportunities and proprietary information. We will post on our website any amendment to, or a waiver from, a provision of the Code of Business Conduct and Ethics for executive officers and directors that has been approved by our Board. The Code of Business Conduct and Ethics is available on our website at https://albertsonscompanies.com/investors under the “Governance” tab and is also available in print to any stockholder upon request.

Board Committees

Our Board currently has five committees – Audit Committee, Compensation Committee, Governance Committee, Technology Committee and the Finance Committee. The current composition of each of the committees is set forth below.

Board Members	Audit	Compensation	Gov/Compliance/ESG	Technology	Finance
Sharon Allen*
Shant Babikian
Steven Davis*
James Donald Board Co-Chair
Kim Fennebresque*
Chan Galbato Board Co-Chair
Allen Gibson*
Hersch Klaff
Vivek Sankaran
Jay Schottenstein
Alan Schumacher*
Brian Kevin Turner
Mary Beth West*
Scott Wille

Chairperson	Member	*	Independent Director

Audit Committee	Members:	Number of Meetings Held
	Alan Schumacher (Chair)	During Fiscal 2021: 7
Steven Davis
Kim Fennebresque

The Audit Committee assists our Board in its oversight responsibilities relating to the integrity of our financial statements, our compliance with legal and regulatory requirements (to the extent not otherwise handled by our Governance Committee), our independent auditor’s qualifications and independence and the establishment and performance of our internal audit function and the performance of the independent auditor. Our Board has affirmatively determined that each of the three members of the Audit Committee qualify as an “audit committee financial expert” within the meaning of Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC. Each of the Audit Committee members satisfies the standards for independence of the NYSE and the SEC as they relate to audit committees.

The Audit Committee is governed by the Audit Committee Charter which sets forth the purpose and responsibilities of this committee.

FUNCTIONS

Some of the key functions of the Audit Committee are the following:

•  assisting the Board in its oversight responsibilities regarding (1) the reliability and integrity of our financial accounting policies and financial reporting processes, (2) performance of our internal audit function, (3) enterprise risk management, including major financial risk exposure, (4) our systems of internal control and (5) our accounting and auditing processes generally;

•  appointing, retaining, compensating, evaluating, and replacing our independent registered public accountant;

•  approving audit and non-audit services to be performed by the independent registered public accountant; and

•  establishing procedures for the receipt, retention, and resolution of complaints regarding accounting, internal control or auditing matters submitted confidentially and anonymously by employees through the whistleblower hotline.

The Audit Committee meets on a quarterly basis with Company management and Deloitte and Touche to discuss, among other items, the earnings press release related to the quarter and the year (as applicable), the Company’s financial statements for the applicable period and any changes in significant accounting policies and its impact on the Company’s financial statements. The Audit Committee also meets regularly with Deloitte and Touche in executive sessions without the presence of members of management.

The Board has also delegated its authority to approve related party transactions to the Audit Committee. The Company’s written policy regarding approval of related party transactions provides that management must present to the Audit Committee all potential related party transactions including the related party’s interest in the transaction, nature of the transaction, material terms and the maximum dollar value of the transaction. The Audit Committee approves related party transactions based upon the determination of whether the transaction is fair and in the best interest of the Company. See “- Certain Relationships and Related Party Transactions” for further details on the approval of related party transactions.

Approval of Audit and Non-Audit Services

The Audit Committee approves all audit and permissible non-audit services above a de-minimis threshold (including the fees and terms of the services) performed for the Company by Deloitte and Touche prior to the time that those services are commenced. The Audit Committee may, when it deems appropriate, form and delegate this authority to a sub-committee consisting of one or more Audit Committee members, including the authority to grant pre-approvals of audit and permitted non-audit services. The decision of such sub-committee is presented to the full Audit Committee at its next meeting. The Audit Committee pre-approved all fees for fiscal 2021 noted in the table below.

Fees Paid to Independent Registered Public Accounting Firm

We paid the following fees (in thousands) to Deloitte and Touche and its affiliates for professional services rendered by them during the 2021 and 2020 fiscal years, respectively:

Fees	Fiscal 2021	Fiscal 2020
Audit(1)	$5,490	$5,400
Audit Related(2)	$335	$800
Tax(3)	$575	$1,500
Other(4)	$-	$30
Total	$6,400	$7,730
(1)	Fees for professional services rendered for the audit of the Company’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports. Also includes audit services provided in connection with other statutory and regulatory filings.
(2)	Fees for mergers and acquisitions due diligence, accounting consultations and employee benefit plans.
(3)	Fees related to professional services rendered in connection with tax compliance and preparation related to tax returns and tax audits, as well as for tax consulting and tax planning.
(4)	Fees for services other than the services reported above.

Audit Committee Report

The Audit Committee has reviewed and discussed with management the Company’s audited financial statements for the 2021 fiscal year. We have discussed with Deloitte and Touche the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC. We have received the written disclosures and the letter from Deloitte and Touche as required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and have discussed with Deloitte and Touche its independence. Based on the above review and discussions, we recommended to the Board that the audited financial statements for the Company be included in the Company’s 2021 Form 10-K for filing with the SEC.

Respectfully submitted,

Alan Schumacher (Chair)
Steven Davis
Kim Fennebresque

Compensation Committee	Members:	Number of Meetings Held
	Kim Fennebresque (Chair)	During Fiscal 2021: 5
Sharon Allen
Jay Schottenstein
Brian Kevin Turner
Mary Elizabeth West

The Compensation Committee is governed by the Compensation Committee Charter, which sets forth the purpose and responsibilities of the committee.

FUNCTIONS

The functions of the Compensation Committee include the following:

•  making recommendations to the Board on the Company’s general compensation philosophy and objectives and on all matters of policy and procedures relating to executive compensation;

•  determining and approving the CEO’s compensation;

•  determining and approving the compensation of the non-CEO NEOs and reviewing the compensation of certain other executive officers;

•  administering (to the extent such authority is delegated by the Board to the Compensation Committee) the incentive compensation and equity-based plans and recommending to the Board any modifications of such plans;

•  validating and approving the achievement of performance levels under the Company’s incentive compensation plans; and

•  developing a succession planning program for the CEO and senior management.

Governance Committee	Members:	Number of Meetings Held
	Sharon Allen (Chair)	During Fiscal 2021: 4
Allen Gibson
Alan Schumacher
Mary Elizabeth West
Scott Wille

The Governance Committee is governed by the Governance Committee Charter setting forth the purpose and responsibilities of this committee.

FUNCTIONS

The functions of the Governance Committee include the following:

•  identifying individuals qualified to become Board members and evaluating candidates for Board membership;

•  recommending to the Board the director nominees for election or to fill any vacancies on the Board or a committee and newly created directorships on the Board;

•  developing and recommending to the Board a set of corporate governance guidelines and reviewing and reassessing the adequacy of such guidelines at least annually;

•  overseeing the Board’s annual self-evaluation process and the Board’s evaluation of management;

•  periodically reviewing the criteria for the selection of new directors to serve on the Board and recommending any proposed changes to the Board for approval;

•  periodically reviewing and making recommendations regarding the composition and size of the Board or each of the Board’s committees;

•  providing oversight and recommendation to the Board regarding effectiveness of the Company’s ethics and compliance programs, governance framework, non-financial risk management and any significant legal or regulatory compliance exposure; and

•  providing oversight and recommendation to the Board regarding Company’ ESG strategy, initiatives, and policies.

Technology Committee	Members:	Number of Meetings Held
	Allen Gibson (Co-Chair)	During Fiscal 2021: 4
Brian Kevin Turner (Co-Chair)
Jay Schottenstein

The Technology Committee is governed by the Technology Committee Charter, which sets forth the purpose and responsibilities of the committee.

FUNCTIONS

The functions of the Technology Committee include the following:

•  reviewing the Company’s technology strategy and emerging technology issues and trends that may impact the Company’s business strategy;

•  overseeing the Company’s technology planning and development process to support the Company’s growth objectives;

•  overseeing the Company’s technology risk management, including the Company’s programs, policies, practices and safeguards for information technology, cybersecurity and data security;

•  approving management’s annual plan and budget for investments in technology; and

•  reviewing management’s 5-year capital plan for investments in technology.

Finance Committee	Members:	Number of Meetings Held
	Steven Davis (Chair) Shant Babikian Allen Gibson Hersch Klaff Scott Wille	During Fiscal 2021: 8

The Finance Committee is governed by the Finance Committee Charter, which sets forth the purpose and responsibilities of the committee.

FUNCTIONS

The functions of the Finance Committee include the following:

•  overseeing the Company’s financial and investment policies, including those related to short- and long-term financing, issuance of the Company’s capital stock and share repurchases, policies and guidelines related to the Company’s capital structure and derivates or hedging transactions;

•  reviewing strategies and plans for significant transactions;

•  reviewing the Company’s insurance programs;

•  approving significant borrowings and issuances of debt or security; and

•  reviewing and approving plans for capital expenditures and significant capital investments.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is or has at any time during the past year been an officer or employee of the Company. None of our executive officers serves as a member of the Compensation Committee or board of any other entity that has an executive officer serving as a member of our Board or Compensation Committee.

Director Compensation

Our director compensation program is designed to attract and fairly compensate highly qualified, non-employee directors to represent our stockholders on the Board and to act in the stockholders’ best interests. The Company believes that compensation for non-management directors should be competitive and should encourage increased ownership of the Company’s Common Stock through the payment of a portion of director compensation in Company equity. In accordance with the Compensation Committee Charter, the Compensation Committee sets the compensation of our Board members. Frederic W. Cook & Co., Inc. (“FW Cook”), the Compensation Committee’s independent compensation consultant annually reviews and reports to the Compensation Committee as to how the Company’s director compensation practices compare with those of other similarly situated companies. The Board makes changes in its director compensation practices only upon the recommendation of the Compensation Committee and following discussion and unanimous concurrence by the full Board.

As the CEO, Mr. Sankaran does not receive any compensation for his services on the Board.

The cash compensation of the non-employee directors for the 2021 fiscal year were as follows:

(a)	cash retainer of $125,000 for Board services; and
(b)	additional cash retainer for services on the committees as follows:
Committee	Chairperson	Member
Audit & Risk	$50,000	$25,000
Compensation	$40,000	$20,000
Finance	$40,000	$20,000
Governance/Compliance/ESG	$40,000	$20,000
Technology	$40,000	$20,000

Annual cash retainers are paid in four equal quarterly installments at the end of each quarter for services rendered during the quarter. We do not pay any meeting fees but reimburse all of our directors for reasonable documented out-of-pocket expenses incurred by them in connection with their attendance at Board and committee meetings.

In addition to the annual cash retainers, the non-employee directors receive an annual grant of time-based restricted stock units with a value of $145,000. The number of shares of restricted stock units is determined by dividing $145,000 by the closing price of Common Stock on the grant date, rounded down to the nearest whole share. In fiscal 2021, the grant date was May 12, 2021 and the shares vested at the end of the fiscal year on February 26, 2022. Beginning fiscal 2022, the Board has fixed the grant date to be the first business day of the fiscal year and the vest date as the last day of the fiscal year. Beginning with the fiscal 2021 annual equity grants, to the extent dividends are declared by our Board, each unvested time-based restricted stock unit and each earned but unvested performance-based restricted stock unit is eligible to receive a dividend equivalent right (“DER”) which will vest according to the same schedule as the underlying unit. Accrued but unvested DERs will also receive DERs in subsequent dividends. This allows the account of the non-employee director to be credited with an additional number of restricted stock units equal to the cash dividend that the non-employee director would have received had the restricted stock units been vested as of the record date of the dividend.

The Board has also adopted a Non-Employee Director Share Retention Guideline (“Share Retention Guideline”) to align the interests of its non-employee directors with the interests of the Company’s stockholders and to promote the Company’s commitment to sound corporate governance. Each non-employee director must, during his or her service on the Board, retain at least 50% of the shares of Common Stock received as a result of equity or equity-based awards granted to non-employee directors under the Albertsons Companies, Inc. 2020 Omnibus Incentive Plan, including:

•	upon the vesting of shares of restricted stock; and
•	upon the vesting and settlement of restricted stock units.

The following table sets forth summary information regarding the compensation of our non-employee directors for fiscal 2021. See “-Compensation Discussion and Analysis” for Mr. Sankaran’s compensation.

Name	Fees Earned or Paid in Cash	Stock Awards(5)	All Other Compensation(6)	Total
Current Directors
Sharon Allen	$185,000	$144,997	$2,673	$332,670
Shant Babikian(1)	$—	$—	$—	$—
Steven Davis	$190,000	$144,997	$2,673	$337,670
James Donald(2)	$1,000,000	$—		$1,000,000
Kim Fennebresque	$190,000	$144,997	$2,673	$337,670
Chan Galbato(3)	$115,709	$144,997	$2,673	$263,379
Allen Gibson	$202,027	$144,997	$2,673	$349,697
Hersch Klaff	$145,000	$144,997	$2,673	$292,670
Jay Schottenstein	$165,000	$144,997	$2,673	$312,670
Alan Schumacher	$195,000	$144,997	$2,673	$342,670
Brian Kevin Turner	$185,000	$144,997	$2,673	$332,670
Mary Beth West	$165,000	$144,997	$2,673	$312,670
Scott Wille	$165,000	$144,997	$2,673	$312,670
Former Directors
Leonard Laufer(4)	$12,635	$—	$—	$12,635
(1)	Mr. Babikian elected not to receive any cash or equity compensation for his services on the Board.
(2)	As previously disclosed, pursuant to Mr. Donald’s amended and restated employment agreement dated May 22, 2019, Mr. Donald receives an annual base salary of $1.0 million. Effective March 1, 2020, Mr. Donald ceased to provide service to us as an employee but does not receive the non-employee director annual equity grant.
(3)	Mr. Galbato’s director fees are pro-rated as he joined the Board in April 2021.
(4)	Mr. Laufer’s director fees are pro-rated as he left the Board in April 2021.
(5)	Reflects the grant date fair value calculated in accordance with Accounting Standards Codification 718, Compensation-Stock Compensation (ASC 718). See Note 10 to the 2021 Form 10-K for discussions of the assumptions used in determining the grant date fair value of these share-based awards, including forfeiture assumptions and the period over which the Company will recognize the compensation expense for such awards. At February 26, 2022, each of the non-employee directors, except Messrs. Babikian and Donald, owned 4,974 shares of restricted stock units. See “- Security Ownership of Certain Beneficial Owners and Management” for total ownership of each of the directors as of the Record Date.
(6)	Dollar value of the time-based restricted stock units that were credited as dividends and that vested with the underlying restricted stock units on February 26, 2022.

Communications with the Board

As stated in our Corporate Governance Guidelines, any stockholder or other interested party who wishes to communicate with the Board, any Chairman, a committee, the non-management directors or any individual director in his or her capacity as such may direct such communication in writing to the:

General Counsel
c/o Albertsons Companies, Inc.
250 Parkcenter Blvd.
Boise, Idaho, 83706

The General Counsel will forward the communication to the appropriate group or individual except for correspondence which is not more suitably directed to management or items of the following nature – advertising, promotions of a product or service, patently offensive material and matters completely unrelated to the Board’s functions, Company performance, Company policies or that could not reasonably be expected to affect the Company’s public perception.

Environmental, Social and
Governance Disclosure

As a long-standing neighborhood grocer, we believe we have an ongoing commitment to leverage our resources and expertise to support the communities we serve and the planet we share. Our Board is deeply committed to this effort and the Governance Committee provides oversight to ensure that the Company’s strategy is appropriate, takes account of material risks, and is likely to deliver results.

During fiscal 2020, we completed a materiality assessment that laid the foundation for our ESG strategy and initiatives for the future. Through this process, we identified high priority areas that align with our long-term strategy and are most critical to our internal and external stakeholders, including Climate Action, Community Stewardship, Diversity, Equity & Inclusion (“DE&I”), and Waste Reduction & Circularity. During fiscal 2021, we developed our ESG aspirations and roadmaps for how to achieve those ambitions, including achieving a science-based carbon reduction target. That in-depth focus enabled us to announce during April 2022 our new ESG platform Recipe for Change based on the following four pillars:

Concurrently with formulating our ESG path, during fiscal 2021 we continued to make progress on our commitments to Community Stewardship, DE&I and Product Sustainability.

Community Stewardship

During fiscal 2021, along with Albertsons Companies Foundation (“Foundation”), we contributed almost $200 million in food and financial support to our communities, including donating approximately $40 million through the Nourishing Neighbors program in support of eradicating hunger in the communities we serve. The September 2021 Nourishing Neighbors breakfast campaign raised over $9 million to provide 37 million healthy breakfasts for children throughout the country. The Nourishing Neighbors program also donated $500,000 to help provide food to those impacted by Hurricane Ida and the California wildfires. The donation supported local food banks and other hunger relief organizations by providing approximately 2 million meals to affected communities. In addition to offering community support, we provided assistance through our “We Care” fund to help our associates who were personally impacted.

DE&I

As one of the largest food and drug retailers in the U.S., we recognize our ability to delight our customers lies in the engagement of our associates. We are committed to fostering a diverse, equitable and inclusive culture and aspire to reflect the vibrant and thriving communities in which we live and work. To enable an inclusive and welcoming culture among our associates we engaged in the following during fiscal 2021:

•	Integrated DE&I goals into the annual performance management process of our top leaders.
•	Supported associate resource groups (“ARG”s), which are based on associate interests and are open to all associates in the corporate and division offices as well as field leadership in our retail stores and supply chain facilities. The ARGs during fiscal 2021 consisted of over 3,000 members representing the Women’s Inspiration and Inclusion Network, the Hispanic Leadership Network, the Asian Network, the African American Leadership Council, the Pride Alliance, the Green Team and the Veterans Associate Resource Group.

•	Created ARG mentorship programs that enable mentors and mentees to build new relationships and help sharpen their skills.
•	Trained over 10,000 leaders through our “Leading with Inclusion” workshops – a highly interactive experience designed to heighten awareness around bias and provide tools to support associates’ ability to create a more inclusive work environment that acknowledges and celebrates courageous conversations.
•	Continued to expand opportunities for our associates to learn more about DE&I by facilitating leadership discussions on how to be more inclusive, holding bi-annual store and supply chain huddles and providing monthly online training modules.

•	Supported Diversity Councils in our 12 operating divisions and back-office functions through the National Diversity Council which is chaired by our CEO and aims to advance DE&I within our Company.
•	Continued to encourage, empower, and engage social justice and racial equity initiatives through our Racial & Social Justice Grant Program. In 2021 we provided $500,000 to non-profit organizations operating within the communities we serve to fund programs, activities, initiatives, or educational outreach that helps to eliminate inequities and address the unique needs of racial and ethnic minority groups in the community.

We believe in fostering DE&I not only among our associates, but also among our business partners. We are dedicated to providing opportunities to diverse suppliers to grow their business and have their products on more shelves. Given one of the biggest hurdles for small businesses is access to working capital, we have launched an expanded early payment program to determine the best time and terms for payments for our diverse-owned suppliers. The goal is to help these businesses alleviate immediate capital challenges by making access to working capital more equitable. During fiscal 2021, we hosted our first event with nearly 1,000 diverse suppliers. Our Supplier Diversity Program applies to the following groups that are over 50% owned and controlled/operated by a U.S. citizen and one of the following categories or ethnicities:

• African American • Asian American • Hispanic	• LGBTQ+ • Native American	• Service-Disabled Veteran • Female

Product Sustainability

During fiscal 2021, we furthered our industry leadership in product sustainability, particularly regarding seafood. Originally adopted in 2018 under our Responsible Seafood Policy, our “Top 5 by 2022” Sushi Commitment set an ambitious goal for our business to transition the sourcing of certain seafood to suppliers that meet our Responsible Seafood Policy by 2022. This commitment included the discontinuation of eel offerings until they became more sustainably sourced, and that commitment was achieved in 2019. During fiscal 2021, we achieved our sushi commitment by sourcing salmon, tuna, shrimp, and imitation crab that met one or more of the following Responsible Seafood Policy criteria:

•	Rated Green (best choice) or Yellow (good alternative) by the Monterey Bay Aquarium’s Seafood Watch program.
•	Certified to an equivalent environmental standard.
•	Sourced from fisheries or farms making measurable and time-bound improvements.

Certain Relationships and Related Party Transactions

The following discussion is a brief summary of certain material arrangements, agreements and transactions we have with related parties during fiscal 2021. We enter into transactions with our Sponsors and other entities owned by, or affiliated with, our Sponsors in the ordinary course of business. These transactions include, amongst others, professional advisory, consulting and other corporate services.

Our Board has adopted a written policy (the “Related Party Policy”) and procedures for the review, approval or ratification of “Related Party Transactions” by the Audit Committee. For purposes of the Related Party Policy, a “Related Party Transaction” is any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including the incurrence or issuance of any indebtedness or the guarantee of indebtedness) in which (1) the aggregate amount involved will or may be reasonably expected to exceed $120,000 in any fiscal year, (2) we or any of our subsidiaries is a participant and (3) any related party has or will have a direct or indirect material interest.

Management presents any proposed related party transaction at an Audit Committee meeting for review and approval. If management becomes aware of a proposed or existing related party transaction that has not been presented or pre-approved by the Audit Committee, management shall promptly notify the Chair and the Audit Committee. If it is not practicable for management to wait for the Audit Committee to consider the matter, the Chairman will consider whether the Related Party Transaction should be ratified or rescinded, or other action should be taken. The Chairman will report to the Audit Committee at the next regularly scheduled meeting. The Audit Committee will also review all of the facts and circumstances pertaining to the failure to report the Related Party Transaction to the Audit Committee and will take, or recommend to the Board, any action the Audit Committee deems appropriate.

Stockholders’ Agreement and Investment Agreement

See “- Corporate Governance-Director Nomination Process-Nomination Rights and Support Obligations under Certain Agreements” above for more information.

Transactions with Cerberus

We paid Cerberus Technology Solutions, an affiliate of Cerberus, fees totaling approximately $7.0 million for fiscal 2021 for information technology advisory and implementation services in connection with modernizing our information systems.

We paid Cerberus Operations and Advisory Company, LLC, an affiliate of Cerberus, fees totaling approximately $0.2 million for fiscal 2021 for consulting services provided in connection with improving the Company's operations.

Transactions with Kimco Realty

We entered into an amendment to a shopping center lease with Ingleside, LLC (“Ingleside”), an affiliate of Kimco Realty.  The term of the lease was extended to November 30, 2027, with four 5-year options.  In addition to other lease terms related to percentage rent and remodeling that are favorable to us, the annual rent for the period ending in November 2027 was reduced from $0.7 million to $0.5 million to bring the rent more in line with market. Concurrently, we entered into an amendment to a shopping center pad lease adjacent to the store with terms similar to the shopping center lease. There was no change in rent or monetary consideration.

Transactions with Schottenstein Corp.

We engage SB Capital Group II LLC and its affiliates (“SB Capital Group”), an entity owned by Mr. Schottenstein, to provide fixture and equipment deployment and relocation services between various Company stores and warehouse facilities and to provide fixture and equipment cleanout services at some of our store locations. SB Capital Group also provides inventory store closing sale services at various Albertsons locations. We paid approximately $0.37 million to SB Capital Group during fiscal 2021.

PROPOSAL 2:

Ratification of the Appointment of the Independent Registered Public Accounting Firm

The Audit Committee has appointed, and our Board has ratified the appointment of Deloitte and Touche to serve as our independent registered public accounting firm for the fiscal year ending February 25, 2023. We are not required by our bylaws or applicable law to submit the appointment of Deloitte and Touche for stockholder approval. However, as a matter of good corporate governance, we are seeking stockholder ratification of the appointment of Deloitte and Touche. If the stockholders do not ratify the appointment of Deloitte and Touche, the Audit Committee may consider the appointment of another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm if it believes that such a change would be in the best interests of the Company and our stockholders.

One or more representatives of Deloitte and Touche are expected to attend the Annual Meeting. They will have the opportunity to make a statement if they so desire and will be available to answer appropriate questions. See ”-Fees Paid to Independent Registered Public Accounting Firm” for the fees paid to Deloitte and Touche during fiscal years 2020 and 2021.

Required Vote

The affirmative vote of a majority of votes cast is required to ratify the appointment of Deloitte and Touche as our independent registered public accounting firm for the fiscal year ending February 25, 2023.

Our Board recommends that stockholders vote “FOR” the proposal

PROPOSAL 3:

Advisory (Non-Binding) Vote to Approve the Company’s Named Executive Officer Compensation

As required by Section 14A of the Exchange Act, the Company is providing stockholders with an opportunity to cast an advisory vote on the compensation of our NEOs as disclosed in the CD&A, the compensation tables, narrative discussion, and related footnotes included in this Proxy Statement.

While the vote is advisory, and therefore non-binding on the Company, the Compensation Committee values the opinions of our stockholders and will take into account the outcome of the vote when considering future executive compensation decisions.

As discussed in more detail in the CD&A, our executive compensation program is designed to attract and retain a talented team of executives who can deliver on our commitment to build long-term stockholder value. The Compensation Committee believes our program is competitive in the marketplace and links pay to performance.

Accordingly, the Board recommends that you vote in favor of the following resolution:

RESOLVED, that the compensation paid to the NEOs, as disclosed in this proxy statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the CD&A, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.

Required Vote

The affirmative vote of a majority of votes cast is required to approve, on an advisory (non-binding) basis, the compensation of the NEOs as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K under the Exchange Act, including the CD&A, the compensation tables and narrative discussion that accompanies the compensation tables.

Our Board recommends that stockholders vote “FOR” the proposal

Compensation Discussion and Analysis

To assist our stockholders in locating important information regarding our executive compensation program, the CD&A is organized as follows:

45	2021 Say-on-Pay Result
45	Fiscal 2021 Financial and Operational Highlights
46	Overview of Fiscal 2021 Executive Compensation
47	Our Compensation Philosophy
47	Executive Compensation Best Practices
48	Design of Our Executive Compensation Program
48	Base Salary
48	Cash Bonus
52	Long-Term Incentive Award Programs
56	Deferred Compensation Plan
56	401(k) Plan
56	Other Benefits
56	Perquisites
56	Stock Ownership Guidelines and Hedging/Pledging
57	Recoupment Policy
57	The Process of Setting Executive Compensation

The CD&A provides a description of the material elements of our executive compensation program, as well as perspective and context for decisions made regarding the compensation of our NEOs, which includes our CEO, CFO, former CFO and three other most highly compensated executive officers for the year ended February 26, 2022. These executive officers and their current positions are as follows:

Name	Position
Vivek Sankaran	Chief Executive Officer; Director
Sharon McCollam	President and Chief Financial Officer
Robert Dimond(1)	Former Executive Vice President and Chief Financial Officer
Anuj Dhanda	Executive Vice President and Chief Information Officer
Susan Morris	Executive Vice President and Chief Operations Officer
Christine Rupp	Executive Vice President and Chief Customer and Digital Officer
(1)	Mr. Dimond retired as CFO effective September 7, 2021, and retired from the Company on February 26, 2022.

2021 Say-on-Pay Result

We request an annual say-on-pay vote for our executive compensation program. At our annual meeting held in 2021, approximately 97.5% of the votes cast approved our executive compensation programs and policies for fiscal 2020. The Compensation Committee reviewed the results of the say-on-pay vote. In spite of the high approval rate, the Compensation Committee made certain changes to our executive compensation program as discussed further below.

Fiscal 2021 Financial and Operational Highlights

As a newly public Company on a transformation journey, we are proud of how we have delivered on our operational and financial goals while continuing to serve our communities. In particular, we are proud of the compassion, humility, and passion for excellence that our associates have shown in an exceptionally challenging environment.

Our fiscal 2021 financial and operating results demonstrated how we continue to be more than just a great grocer. We expanded our team with growth and transformational leaders, continued to drive in-store excellence, invested in technology to allow our customers to shop where they want and when they want, pursued strategies to align with a new shopping environment and launched the Albertsons Media Collective to reach our customers better.

Our fiscal 2021 accomplishments illustrate our continued commitment to our priorities of:

Drive in-store excellence.	Accelerate our digital and omni-channel capabilities.	Enhance our productivity to reinvest cash in the business, help offset inflation and drive earnings growth.	Add talent to the best team in the business and focus on our culture.

Additional financial and operating highlights for fiscal 2021 include:

Identical sales growth of 16.8% on a two-year stacked basis and nearly $72 billion in total sales	Completed 236 store remodels and opened 10 new stores	Added 837 new items to our Own Brands portfolio
Reduced net debt ratio from 1.5x to 1.2x	Increased dividend paid per common share to $0.12 from $0.10	Membership in our just for U loyalty program increased more than 18%, reaching 29.9 million members
Digital sales growth of 263% on a two-year stacked basis	Net income per Class A common share of $2.70 and Adjusted net income per Class A common share of $3.07*; Adjusted EBITDA of $4,398 million*	Completed ESG materiality assessment
The Albertsons Companies Foundation and the Company gave $200 million in food and financial support, including approximately $40 million through our Nourishing Neighbors Program	Operating cash flows of $3,513 million	Improved our competitive position in several labor markets through the negotiation of new contracts with unions

*	For a reconciliation of non-GAAP measures, please see pages 52-54 of our 2021 Form 10-K.

Overview of Fiscal 2021 Executive Compensation

The following chart summarizes the components and associated objectives of our executive compensation program for fiscal 2021:

Element	Overview of Element	Objective of Element	Performance Metric and Payout
Base Salary	Fixed amount of cash compensation	Set market competitive base compensation to retain talent and influence target for annual bonus	Individual performance and market competitiveness
Corporate Management Bonus Plan (Annual Cash Bonus Program)	Both quarterly and annual bonus based on Company performance	Encourage performance for the Company on a quarter-by-quarter basis	Pre-established targets Weighted 60% Adjusted EBITDA and 40% ID Sales Payout capped at 200% of target
Encourage strategic performance initiatives for the Company as a whole and drive overall Company performance
Long-Term Incentive Award Program	Time-Based RSU Awards	Align NEO interests with stockholder interests and promote retention	Increase in value of Common Stock Time-based; 1/3 vest annually
	Performance-Based RSU Awards	Align NEO interests with stockholder interests and promote long-term value creation	Pre-established targets Payout capped at 200% Awards earned based on annual Company performance; vests after 3 years

Additionally, some of our executives, including our NEOs, have certain severance protection pursuant to their employment agreements. See “- Potential Payments Upon Termination of Employment” for amounts payable to the NEOs under certain termination scenarios. Consistent with standard business practice, our NEOs also receive business-related perquisites, and benefits that are provided to all employees, including healthcare benefits, life insurance, retirement savings plans and disability plans. We also occasionally provide cash bonuses or equity awards to reflect superior individual performance or new roles and responsibilities, to attract new hires or to compensate new hires for amounts forfeited from their previous employer.

Our Compensation Philosophy

Our executive compensation program is structured to attract, motivate, reward, and retain high caliber talent who will lead the Company to increase our competitive advantage and deliver sustainable profitability. This includes building a solid foundation for long-term growth while consistently achieving near-term results. The Compensation Committee takes a holistic view of pay and performance and ensures that there is appropriate alignment with Company performance, overall business strategy and culture. We hire high caliber executives who can determine our strategy to execute our long-term vision while continuing to deliver our mission of ‘locally great, nationally strong.’

To ensure that our key executives are incentivized appropriately to deliver our mission and vision, the Compensation Committee has designed an executive compensation program that strongly aligns with the interests of stockholders by directly linking pay to Company performance. The guiding principles of our compensation program are as follows:

Our Compensation Philosophy

1	2
Pay for performance by tying a significant portion of each executive's compensation to quantifiable performance goals over various periods	Use performance metrics that directly relate to our financial and business performance and stakeholder interests
3	4
Provide competitive pay to help attract, retain and motivate exceptional leaders with proven experience in a dynamic and competitive market	Align executive officer interests with the long-term interests of our stakeholders through an increasing proportion of equity-based incentives as one attains higher levels of responsibility

Executive Compensation Best Practices

The Compensation Committee monitors emerging best practices in executive compensation to incorporate them into our compensation program. The chart below lists some of our compensation “best practices” and those we do not follow:

What We Do	What We Don’t Do

✓ Provide competitive, market-driven base salary

✓ Balance mix of pay components

✓ Utilize quantitative performance targets based on Company financial and operating performance for a significant portion of total compensation

✓ Cap the amount of our annual bonus at 2x of target

✓ Use a variety of equity incentive structures to promote performance and retention

✓ Maintain robust stock ownership guidelines

✓ Include a recoupment or “clawback” policy in our compensation program

✓ Provide double trigger in employment agreements for change in control

✗ Provide automatic salary increases

✗ Provide high levels of fixed compensation

✗ Use metrics unrelated to our operational goals

✗ Reward imprudent risk-taking

✗ Pay above market returns on any deferred compensation plan

✗ Maintain defined benefit pension plans for our executive officers

✗ Pay excessive perquisites

✗ Provide excise tax gross ups for change in control payments

Design of Our Executive Compensation Program

The design of our executive compensation program is consistent with our compensation philosophy noted above. We use various compensation elements to provide an overall competitive total compensation and benefits package to the NEOs that is tied to creating value, commensurate with our results, and aligns with our business strategy. Set forth below are the key elements of the compensation program for the NEOs for fiscal 2021:

•	Base salary

•	Cash bonus

•	Long-term equity incentive awards

•	Standard benefits

Base Salary

We provide our NEOs with a base salary to compensate them for services rendered during the fiscal year. In alignment with our pay for performance philosophy, base salary represents the smallest portion of annual total compensation.

The base salary component of our compensation program is designed to attract and retain key talent and is determined by the Compensation Committee based on a variety of factors including:

•	Nature and responsibility of the position;

•	Expertise of the executive and competition in the market for the executive’s services;

•	Potential for driving the Company’s success in the future;

•	Peer group compensation data;

•	Performance reviews and recommendations of the CEO (except in the case of his own compensation); and

•	Other judgmental factors deemed relevant by the Compensation Committee.

Our NEOs are not eligible for automatic annual base salary increases. Except Ms. Morris, none of the NEOs had a base salary increase for fiscal 2021. The Compensation Committee adjusted Ms. Morris’s base salary based on market data. The base salaries of our NEOs for fiscal 2021 as compared to fiscal 2020 were as follows:

Name	Fiscal 2020 Annual Base Salary ($)	Fiscal 2021 Annual Base Salary ($)	Percentage Change
Vivek Sankaran	1,500,000	1,500,000	0%
Sharon McCollam(1)	N/A	1,000,000	N/A
Robert Dimond	850,000	850,000	0%
Anuj Dhanda(2)	N/A	700,000	N/A
Susan Morris	900,000	1,000,000	11%
Christine Rupp	750,000	750,000	0%
(1)	Ms. McCollam commenced employment on September 7, 2021.

(2)	Mr. Dhanda was not a NEO in fiscal 2020.

Cash Bonus

Performance-Based Bonus Plans

Our NEOs participated in our corporate management bonus plan (“Corporate Incentive Plan”) for fiscal 2021. The Corporate Incentive Plan is for bonus-eligible associates and is intended to compensate participants for their contribution to achieving short-term financial and operational goals of the Company.

Each participant is assigned a target bonus which is a percentage of his or her base salary and is determined based on the participant’s job function, position, responsibility, and the individual’s ability to impact the Company’s financial performance. The target cash bonus is one determinant in arriving at the final cash bonus payout for each participant.

What were the changes to the cash bonus program for fiscal 2021 and why were these changes made?

Prior to fiscal 2021, Company performance, for purposes of cash bonus under the Corporate Incentive Plan, was measured based on Adjusted EBITDA (for both the quarterly and annual bonus).

As stated above, despite a high say-on-pay approval at the 2021 annual meeting, the Compensation Committee made certain changes to our executive compensation program for fiscal 2021. As a growth-focused public company with a pay-for-performance compensation philosophy, we continue to evaluate how best to further align executive compensation to our financial and business performance. As part of that evaluation, our Compensation Committee made the following changes to our cash bonus program under the Corporate Incentive Plan while continuing the 50%-50% split between quarterly and annual results:

•	Addition of Identical Sales as a Performance Metric: ID Sales added as an additional metric to measure performance. ID Sales include comparing sales on a daily basis of stores operating during the same period in both the current year and the prior year. While the scorecard we use to measure Company performance is multifaceted, we regard ID Sales and Adjusted EBITDA as our key financial and business performance indicators. See our 2021 Form 10-K for further discussion on how we measure ID Sales.

•	Weighting of Performance Metrics: Adjusted EBITDA and ID Sales to be weighted 60% and 40%, respectively.

•	Company-wide performance: To facilitate company-wide alignment, targets and results for both quarterly and annual cash bonus to be based solely on Company-wide Adjusted EBITDA and ID Sales. Prior to fiscal 2021, quarterly cash bonus was based on the average of the results of participating divisions.

When is a participant’s cash bonus paid?

The quarterly bonus is paid at the end of each quarter upon certification of quarterly performance by the Compensation Committee. The annual bonus is paid at the end of the fiscal year, upon certification of annual performance by the Compensation Committee, with 50% based on the first and second quarter results and the remaining 50% on the third and fourth quarter results.

How is a participant’s cash bonus determined under the Corporate Incentive Plan for fiscal 2021?

A participant’s target cash bonus is a percentage of his or her base salary. In setting the target cash bonus percentage of each NEO, the Compensation Committee takes into consideration market data and such other factors as deemed relevant, such as the individual’s potential contribution to the Company’s performance, the individual’s prior performance, overall market conditions, and recommendations from the CEO (except for himself).

Each participant to the Corporate Incentive Plan for fiscal 2021 is eligible to receive a ratable portion of the participant’s target cash bonus based upon the Company’s level of achievement, within the range of minimum and maximum percentages, of the target performance metric set by the Compensation Committee. The actual payout, if any, may result in a cash bonus that is greater or less than the stated individual target bonus (and could be zero) depending on whether, and to what extent, the applicable performance metric is satisfied. However, in no event will a participant receive over 200% of the target bonus.

Cash bonus amounts could be earned above or below the target level based on the following scale:

	Minimum Performance	Target Performance	Maximum Performance	Minimum Payout	Target Payout	Maximum Payout
Adjusted EBITDA	90%	100%	110%	25%	100%	200%
ID Sales	98.5%	100%	101.5%	25%	100%	200%

ID Sales performance metric will not payout over 100% (target) unless the Adjusted EBITDA result achieves at least 100% (target) performance.

How are cash bonus targets set for the fiscal year?

The goals set under the Corporate Incentive Plan for fiscal 2021 were designed to be challenging and difficult to achieve, but still within a realizable range so that achievement was uncertain but did not encourage excessive risk taking.

Each NEO’s target bonus opportunity for fiscal 2021 was set pursuant to their respective employment agreements. We believe that the target bonus opportunity for our NEOs is appropriate based on their roles and responsibilities, as well as their individual ability to impact and execute our financial and operational performance.

The target bonus opportunity as percentage of base salary for each NEO for fiscal 2021 was as follows:

Name	Base Salary for Fiscal 2021	Target Bonus Opportunity (% of Base Salary)	Target Bonus Opportunity ($)
Vivek Sankaran	$1,500,000	150%	$2,250,000
Sharon McCollam(1)	$1,000,000	125%	$1,250,000
Robert Dimond	$850,000	100%	$850,000
Anuj Dhanda	$700,000	100%	$700,000
Susan Morris	$1,000,000	100%	$1,000,000
Christine Rupp	$750,000	100%	$750,000

(1)	Ms. McCollam joined the Company on September 7, 2021. Her base salary and cash bonus were prorated for fiscal 2021. The reported number is based on her annual base salary of $1,000,000. See Summary Compensation Table for the actual cash bonus earned by Ms. McCollam.

Quarterly Bonus

Quarterly Target Amount. Our quarterly bonus comprises 50% of each NEO’s total target bonus opportunity. Each NEO’s quarterly bonus opportunity (“Quarterly Target Amount”) is determined by multiplying the target for the quarterly bonus by approximately 25% (the number of weeks in the applicable quarter divided by the number of weeks in the year).

Quarterly Performance Modifier. At the beginning of fiscal 2021, our Board reviewed and approved the fiscal plan for the financial year. The approved fiscal 2021 plan was based on forecasted quarterly ID Sales and market trends. After the completion of every quarter, management provided an update to the Board of the Company’s performance against the approved fiscal plan. The Compensation Committee certified the results of the quarter for purposes of determining the quarterly cash bonus payout. The maximum bonus opportunity for each fiscal quarter under the quarterly cash bonus was 200% of the applicable Quarterly Target Amount. We believe that having a maximum cap encourages good judgment by the NEOs, promotes responsible risk management procedures, reduces the likelihood of windfalls and makes the maximum cost of the plan predictable. No amount would be payable for an applicable fiscal quarter if results for that quarter fell below established threshold levels.

Quarterly Bonus Earned. The Compensation Committee certifies the Quarterly Performance Modifier for each fiscal quarter and approves the quarterly bonus after the conclusion of each quarter.

The quarterly bonus structure is summarized below.

The targets and actual performance for purposes of the quarterly cash bonus were as follows:

Metric	Q1 2021	Q2 2021	Q3 2021	Q4 2021
Target Adjusted EBITDA	$1,087	$730	$875	$908
Actual Adjusted EBITDA*	$1,308	$965	$1,051	$1,074

Target ID Sales %	-12.6%	-3.2%	-2.2%	-2.7%
Actual ID Sales %	-10.0%	1.5%	5.2%	7.5%

*	For a reconciliation of non-GAAP measures, please see pages 52-54 of our 2021 Form 10-K.

Based on Company performance in each fiscal quarter, the NEOs earned 200% of their respective target bonus for the quarter and the amounts were as follows:

	Actual Quarterly Cash Bonus Earned(1)
Name	Q1 2021	Q2 2021	Q3 2021	Q4 2021	Aggregate
Vivek Sankaran	$692,308	$519,231	$519,231	$519,231	$2,250,000
Sharon McCollam(2)	$—	$24,038	$288,462	$288,462	$600,962
Robert Dimond	$261,538	$196,154	$196,154	$196,154	$850,000
Anuj Dhanda	$215,385	$161,538	$161,538	$161,538	$700,000
Susan Morris	$307,692	$230,769	$230,769	$230,769	$1,000,000
Christine Rupp	$230,769	$173,077	$173,077	$173,077	$750,000

(1)	Based on a 16-week quarter in Q1 and 12-week quarters Q2 through Q4.

(2)	Ms. McCollam joined the Company on September 7, 2021.

Annual Bonus

The Compensation Committee sets the Adjusted EBITDA and ID Sales targets for the annual bonus prior to the start of the fiscal year.

Amounts under the annual bonus could be earned above or below the target level based on the scale discussed above. Payout was capped at 200% on the annual bonus component of the NEO’s target bonus opportunity for fiscal 2021. Similar to the quarterly bonus, we believe that having a maximum cap encourages good judgment by the NEOs, promotes responsible risk management procedures, reduces the likelihood of windfalls and makes the maximum cost of the plan predictable.

The targets and actual performance for fiscal 2021 for purposes of the annual cash bonus were as follows (in millions):

Metric	Fiscal 2021
Target Adjusted EBITDA	$ 3,600
Actual Adjusted EBITDA*	$ 4,398
Target ID Sales %	-6.0%
Actual ID Sales %	-0.1%

*	For a reconciliation of non-GAAP measures, please see pages 52-54 of our 2021 Form 10-K.

Based on Company performance, the NEOs each earned approximately 200% of their target cash bonus for the annual portion. The actual cash bonus earned for the annual portion and the aggregate cash bonus (inclusive of quarterly bonus) for fiscal 2021 were as follows.

Name	Actual Annual Portion of Cash Bonus Earned	Total Quarterly + Annual Cash Bonus for Fiscal 2021
Vivek Sankaran	$2,250,000	$4,500,000
Sharon McCollam	$600,962	$1,201,923
Robert Dimond	$850,000	$1,700,000
Anuj Dhanda	$700,000	$1,400,000
Susan Morris	$1,000,000	$2,000,000
Christine Rupp	$750,000	$1,500,000

Special Bonuses

We may from time to time pay our NEOs discretionary bonuses as determined by the Board or the Compensation Committee to reflect superior individual performance, recognize new roles and responsibilities, attract new hires or compensate new hires for amounts forfeited from their previous employer.

As discussed under “- Discussion of the Terms of the Employment Agreements with our NEOs” Mr. Sankaran received a $2,500,000 retention bonus paid in April 2021 pursuant to his employment agreement and Ms. McCollam received $2,000,000 as a sign-on retention award paid in September, 2021.

Long-Term Incentive Award Programs

The Compensation Committee annually awards time-based and performance-based equity incentive compensation to certain eligible employees, including the NEOs. The combination of the two ensures balance between retention and performance and aligns the executive’s interests with the interests of our stockholders.

What were the changes to the long-term incentive program for fiscal 2021 and why were these changes made?

Prior to fiscal 2021, similar to the cash bonus structure, Company performance was measured on the basis of a single metric - Adjusted EBITDA. When the Compensation Committee evaluated the compensation structure for fiscal 2021, for reasons similar to restructuring the cash bonus program, the Compensation Committee also calibrated the long-term incentive award program. Beginning fiscal 2021, the performance-based restricted stock units vest on the basis of Company performance on 2 financial metrics EPS and ROIC Modifier.

How is long-term incentive set for the fiscal year?

The target value of long-term equity incentive awards is based on competitive data and the executive’s total compensation. Annual equity grants are typically split 50-50 between time-based and performance-based awards. The equity awards are in the form of restricted stock units.

Time-Based Restricted Stock Units

Time-based restricted stock units enable us to retain highly qualified individuals while tying their pay with continued growth of the Company over the long-term. The term of the time-based restricted stock unit awards is three years and the restricted stock units typically vest one-third annually on the last date of the fiscal year over the three-year period, subject to continuous employment of the participant through the vest dates.

Performance-Based Restricted Stock Units

The performance-based restricted stock unit awards specify a target number of restricted stock units subject to the award. At the time of grant, the performance-based awards are hypothetical shares of Common Stock subject to issuance only upon attainment of the performance goals. The term of the performance-based restricted stock unit awards is three years. The actual number of total restricted stock units the NEO can earn is based on the separate achievement of specified performance goals in the three fiscal years inclusive of the grant year. To the extent any restricted stock units are earned at the end of a fiscal year, they are accrued until their vest at the end of the three-year award term subject to continued employment through the term. Any restricted stock units not earned at the end of a fiscal year as a result of the performance criteria not being met is automatically forfeited.

The performance measures are based on one or more pre-established objective criteria. At the end of each fiscal year of the three-year award term, the participant’s account is credited with that number of accrued restricted stock units equal to the target number for such fiscal year multiplied by the accrual factor for such fiscal year. For the fiscal 2021 performance-based restricted stock unit awards, accrual factor for a fiscal year is a number equal to the product of the EPS Accrual Percentage and the ROIC Modifier, both as explained below. The accrual factor for each fiscal year is certified by the Compensation Committee at the end of the fiscal year upon which certification the Company credits the participants account with the number of earned units for the fiscal year.

EPS Accrual Percentage: The “EPS Accrual Percentage” for a particular fiscal year is determined as indicated in the table below by comparing the Company’s EPS achieved for such fiscal year to the EPS goal for the fiscal year (expressed as a percentage). Straight-line interpolation is used to determine the EPS Accrual Percentage. In no event shall the EPS Accrual Percentage for a fiscal year be more than 160%.

Attainment of EPS Goal (EPS/EPS Goal)	EPS Accrual Percentage
Less than 66%	0%
66%	50%
100%	100%
Greater than or equal to 123%	160%

ROIC Modifier. The “ROIC Modifier” for a particular fiscal year shall be determined by comparing the Company’s ROIC achieved for the fiscal year to the ROIC goal for the fiscal year (expressed as a percentage) and as presented in the table below. In no event shall the ROIC Modifier for a fiscal year be more than 125%.

Attainment of ROIC Goal (ROIC/ROIC Goal)	ROIC Modifier
Less than or equal to 89%	75%
Greater than 89% but less than 107%	100%
Greater than or equal to 107%	125%

The performance awards vest, to the extent earned, after the third fiscal year from the grant year, after certification by the Compensation Committee and subject to continuous employment of the participant through the vest dates.

The target goals and actual performance for fiscal 2021 were as follows:

Performance Measures	Threshold	Target	Maximum	Total Payout (% of Target)
Earnings Per Share (EPS) % of Target That May Be Earned Performance Goals
Return on Invested Capital (ROIC) – Modifier % of Target That May Be Earned Performance Goals
Total Payout in FY2021				200%

The number of performance-based restricted stock units awarded (at target) to each of the NEOs in fiscal 2021, the number of performance-based restricted stock units subject to being earned for fiscal 2021 performance (at target) and the number of performance-based restricted stock units earned upon certification of fiscal 2021 performance by the Compensation Committee in April 2022 are as follows:

Name	Performance- Based RSUs Awarded in Fiscal 2021 (@ Target)	Performance- Based RSUs Subject to Being Earned For Fiscal 2021 (@ Target)	Performance- Based RSUs Earned For Fiscal 2021 (200% of Target)
Vivek Sankaran(1)	N/A	N/A	N/A
Sharon McCollam	121,871	40,623	81,246
Robert Dimond(2)	93,935	31,312	0
Anuj Dhanda	46,967	15,656	31,312
Susan Morris	93,935	31,312	62,624
Christine Rupp	80,515	26,838	53,676
(1)	As discussed under “- Discussion of the Terms of the Employment Agreements with our NEOs - Vivek Sankaran” Mr. Sankaran was granted equity awards in 2019 that were intended to cover his initial employment term. As a result, Mr. Sankaran was not granted any equity awards in fiscal 2021. However, in fiscal 2022, Mr. Sankaran will receive annual equity grants.

(2)	Mr. Dimond retired from the Company on February 26, 2022, and all outstanding performance-based restricted stock units awarded in fiscal 2021 were forfeited.

As stated in the discussion of director compensation, beginning with the fiscal 2021 annual equity grants, to the extent dividends are declared by our Board, each unvested time-based restricted stock unit and each earned but unvested performance-based restricted stock unit is eligible to receive DERs which vest according to the same schedule as the underlying unit. Accrued but unvested DERs also receive DERs in subsequent dividends.

Performance-Based Restricted Stock Unit Vests Under Prior Grants

The performance-based restricted stock units awarded to the NEOs from fiscal 2018 to fiscal 2020 (“Prior Grants”) have identical vest schedules as the fiscal 2021 awards. The following tables provide the number of performance-based restricted stock units that were earned by the NEOs pursuant to the Prior Grants (third tranche of the fiscal 2018 and fiscal 2019 grants and the second tranche of the fiscal 2020 grant) upon certification of fiscal 2021 performance by the Compensation Committee in April 2022. The maximum payout under the fiscal 2020 grant was 200% and that under fiscal 2019 and fiscal 2018 grants was 120%.

Fiscal 2020 Grant

Name	Fiscal 2020 Performance- Based RSUs @Target	% Achieved	Performance- Based RSUs Earned for Fiscal 2021 Performance
Vivek Sankaran(1)	N/A	N/A	N/A
Sharon McCollam(2)	N/A	N/A	N/A
Robert Dimond(3)	47,473	200%	0
Anuj Dhanda	20,346	200%	40,692
Susan Morris	47,473	200%	94,946
Christine Rupp	27,127	200%	54,254
(1)	As discussed under “- Discussion of the Terms of the Employment Agreements with our NEOs - Vivek Sankaran” Mr. Sankaran was granted equity awards in fiscal 2019 that were intended to cover his initial employment term. As a result, Mr. Sankaran was not granted any additional annual equity awards in fiscal 2019, fiscal 2020 or fiscal 2021. However, in fiscal 2022, Mr. Sankaran received annual equity grants.

(2)	Ms. McCollam joined the Company on September 7, 2021.

(3)	Mr. Dimond retired on February 26, 2022 and all outstanding performance-based restricted stock units awarded in fiscal 2020 were forfeited.

Fiscal 2019 and Fiscal 2018 Grants

Name	Fiscal 2018 and fiscal 2019 Performance- Based RSUs @Target	% Achieved	Performance Based RSUs Earned for Fiscal 2021 Performance
Vivek Sankaran(1)	N/A	N/A	N/A
Sharon McCollam	N/A	N/A	N/A
Robert Dimond	54,366	120%	65,239
Anuj Dhanda	21,745	120%	26,094
Susan Morris	54,366	120%	65,239
Christine Rupp	35,474	120%	42,569
(1)	As discussed under “- Discussion of the Terms of the Employment Agreements with our NEOs - Vivek Sankaran” Mr. Sankaran was granted equity awards in fiscal 2019 that were intended to cover his initial employment term. As a result, Mr. Sankaran was not granted any additional annual equity awards in fiscal 2019, fiscal 2020 or fiscal 2021. However, in fiscal 2022, Mr. Sankaran received annual equity grants.

Deferred Compensation Plan

For fiscal 2021, our NEOs were eligible to participate in the Albertsons Companies Deferred Compensation Plan and Messrs. Dimond and Dhanda and Ms. Morris were the only participants. See “-Nonqualified Deferred Compensation” table below for information with regard to the participation of the NEOs in the Deferred Compensation Plan.

401(k) Plan

The Albertsons Companies 401(k) Plan (the “ACI 401(k) Plan”) permits eligible employees to make voluntary, pre-tax employee contributions and/or voluntary after-tax Roth contributions up to a specified percentage of compensation, subject to applicable tax limitations. We may make a discretionary matching contribution equal to a pre-determined percentage of an employee’s contributions, subject to applicable tax limitations. Eligible employees who elect to participate in the ACI 401(k) Plan are generally 50% vested upon completion of two years of service and 100% vested after three years of service in any discretionary matching contribution, and fully vested at all times in their employee contributions. For the 2021 plan year, our Board set a matching contribution rate equal to 50% of an employee’s contribution up to 7% of total compensation (base salary plus cash bonus).

Other Benefits

The NEOs participate in the health and dental coverage, Company-paid term life insurance, disability insurance, paid time off and paid holidays programs applicable to other employees in their locality. We also maintain a relocation policy applicable to employees who are required to relocate their residence. These benefits are designed to be competitive with overall market practices and are in place to attract and retain the necessary talent in the business.

Perquisites

Except as otherwise noted below, the NEOs generally are not entitled to any perquisites that are not otherwise available to all of our employees.

Mr. Sankaran is entitled to the use of our corporate aircraft for up to 50 hours per year for himself, his family members and guests at no cost to him, other than the payment of income tax on such usage at the lowest permissible rate.

For fiscal 2021, Messrs. Dimond and Dhanda and Mmes. McCollam, Morris and Rupp were eligible for financial and tax planning services and/or executive physical up to a maximum annual amount of $8,000.

Stock Ownership Guidelines and Hedging/Pledging

To more closely align the interests of senior management with the interests of our stockholders, the Board has adopted stock ownership guidelines. These guidelines require certain senior executives to acquire and hold a minimum dollar value of our common stock as set forth below:

Employee Level	Applicable Multiple
Chief Executive Officer		6x base salary
Executive Vice President		3x base salary
Senior Vice Presidents and Division Presidents		1x base salary

All covered individuals are expected to achieve the target level within five years from the later of June 30, 2020, or appointment to their positions. Until the requirements are met, covered individuals, including the NEOs, must hold 50% of Common Stock received upon the (i) vesting and settlement of performance shares or performance stock units; (ii) vesting of shares of restricted stock; and (iii) vesting and settlement of restricted stock units, except those necessary to pay applicable taxes.

Pledging of our Common Stock may be prohibited in accordance with any “lock-up” agreement that the individual may have entered into with us, subject to certain exceptions. Our Insider Trading Policy prohibits our officers and directors from engaging, directly or indirectly, in any speculative transactions involving Company securities, including as part of a hedge transaction.

Recoupment Policy

We have a recoupment and forfeiture policy. It provides that if an executive at the level of Senior Vice President or higher (including Division President) engaged, directly or indirectly, in fraudulent or other misconduct that caused a material restatement of the Company’s financials or required the recalculation of the performance achieved by the Company then, upon written notice from, and as determined by, the Compensation Committee, the executive will reimburse the Company for the amounts that would not have been paid or earned or gains realized if the error had not occurred. Alternatively, the Compensation Committee can also adjust any unpaid compensation or cancel or rescind outstanding vested or unvested awards. This recoupment policy applies to those amounts paid by the Company within the three-year period prior to the detection of the error.

The Process of Setting Executive Compensation

Role of the Compensation Committee and the Compensation Consultant

The Compensation Committee oversees and provides strategic direction to management regarding all aspects of our pay program for senior executives. It sets the compensation of the CEO and the non-CEO NEOs. The Compensation Committee conducts and reviews with the Board an annual evaluation of the performance of the CEO and determines and approves the CEO’s compensation based on this evaluation. The Compensation Committee takes into consideration the results of the most recent say-on-pay vote when it determines CEO compensation.

Each year the Compensation Committee engages in extensive executive compensation discussions with our independent compensation consultant to review best practices and receive a competitive assessment of executive compensation compared to peers. The Committee reviews total compensation and approves each of the elements of executive compensation, and reviews whether compensation programs and practices carry undue risk. During fiscal 2021, the Compensation Committee continued to engage FW Cook as its independent compensation consultant. FW Cook evaluates the competitiveness of the design of the Company’s executive compensation program and recommends appropriate changes; reviews the competitiveness of the compensation of the NEOs and certain other executive officers; evaluates market pay data and competitive-positioning; provides analyses and inputs on program structure, performance measures, and goals; provides updates on market trends and the regulatory environment as it relates to executive compensation; reviews various management proposals presented to the Compensation Committee related to executive compensation and provides objective analysis and recommendations; and works with the Compensation Committee to validate and strengthen the pay-for-performance relationship and alignment. FW Cook does not perform other services for the Company, and will not do so without the prior consent of the Compensation Committee. FW Cook meets with the Compensation Committee, outside the presence of management, in executive sessions.

Role of Management and the CEO in Setting Executive Compensation

The Compensation Committee solicits the views of our CEO when making compensation decisions for other NEOs (except his own). None of our NEOs participate in their own compensation discussion.

Use of Peer Review in Setting Our Executive Compensation

The Compensation Committee believes the management team’s compensation should be aligned to similarly situated executives within a peer group of companies in order to attract, retain and motivate the highest caliber executive management team critical to our long-term success. While we do not rely solely on benchmark compensation to establish target pay levels, FW Cook conducts a review, annually, of the compensation programs of peers selected based on size-appropriate comparators operating in retail industries (the “peer group”) that are also traded publicly. We believe the resulting peer group provides the Compensation Committee with a valid comparison for the Company’s executive compensation program.

Our compensation peer group for fiscal 2021 was as follows:

Best Buy Costco CVS Dollar General Dollar Tree	Home Depot Kroger Lowe’s Companies Starbucks Sysco	Target TJX Companies Walgreens

Compensation Risk Assessment

Our compensation program motivates our leaders to perform and engages them in the Company’s success which contributes to stockholder value. We believe our approach to compensation helps mitigate excessive risk-taking that could harm Company value or reward poor judgment by our executives. Below are some highlights of the Company’s compensation program which mitigate risks associated with compensation:

•	Balance between “short- and long-term” pay and “fixed and variable” pay;

•	Performance-based payouts within range of competitive practices;

•	Company performance measured against objective, pre-determined financial metrics;

•	Capped payout levels for incentive compensation;

•	Stock ownership guidelines for directors, NEOs and upper management;

•	Recoupment and forfeiture policy for upper management; and

•	Validation of pay-for-performance on an annual basis by stockholders.

Our Compensation Committee monitors and considers the risk mitigating factors when setting executive compensation. Based on such review, the Compensation Committee has concluded that the compensation program does not create risks that are reasonably likely to have a materially adverse effect on the Company or put the Company at-risk.

Summary Compensation Table

The following table sets forth summary information concerning the total compensation earned by our NEOs for each of the last three completed fiscal years.

Name and Principal Position	Fiscal Year(1)	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Vivek Sankaran Chief Executive Officer	2021	1,500,000	2,500,000	—	4,500,000	139,520	8,639,520
	2020	1,500,000	2,500,000	—	4,343,244	140,091	8,483,335
	2019	1,280,769	5,000,000	19,505,086	2,617,239	541,798	28,944,892
Sharon McCollam President and Chief Financial Officer	2021	476,923	2,000,000	7,999,986	1,201,923	30,489	11,709,321
Robert Dimond Former Executive Vice President and Chief Financial Officer	2021	850,000	—	3,500,018	1,700,000	246,281	6,296,299
	2020	850,000	—	4,598,031	1,640,781	58,088	7,146,900
	2019	866,346	—	—	1,170,014	34,978	2,071,338
Anuj Dhanda Executive Vice President and Chief Information Officer	2021	700,000	3,057,253	1,749,990	1,400,000	139,646	7,046,889
Susan Morris Executive Vice President and Chief Operations Officer	2021	1,000,000	91,597	3,500,018	2,000,000	146,498	6,738,113
	2020	900,000	91,597	4,598,031	1,737,298	60,340	7,387,266
	2019	917,308	135,105	—	1,238,838	45,179	2,336,430
Christine Rupp Executive Vice President and Chief Customer and Digital Officer	2021	750,000	—	2,999,988	1,500,000	70,740	5,320,728
	2020	750,000	500,000	2,627,472	1,447,748	136,085	5,461,305
	2019	184,615	1,500,000	2,819,320	243,881	62,743	4,810,559
(1)	Reflects the fiscal years ended February 26, 2022, February 27, 2021, and February 29, 2020.

(2)	Ms. McCollam was hired on September 7, 2021. The amount shown reflects the pro-rata amount paid during fiscal 2021 based upon an annual salary of $1,000,000.

(3)	Retention bonuses, sign-on bonuses and tax bonuses paid to the NEOs in the form of cash or equity, as set forth in the table below. Mr. Sankaran received a cash retention award pursuant to his employment agreement; Ms. McCollam received a sign-on cash retention award; Mr. Dhanda received a retention award in the form of 129,590 time-based restricted stock units that will vest fully on August 5, 2024 and the reported amount includes the grant date fair market value of the restricted stock units. Mr. Dhanda and Ms. Morris received tax bonuses equal to 4% of the grant date fair market value of certain pre-IPO time-based restricted stock unit grants upon their vest.

Name	Fiscal Year	Retention Bonus ($)	Sign On Bonus ($)	Tax Bonus ($)
Vivek Sankaran	2021	2,500,000	—	—
Sharon McCollam	2021	—	2,000,000	—
Robert Dimond	2021	—	—	—
Anuj Dhanda	2021	3,000,009	—	57,244
Susan Morris	2021	—	—	91,597
Christine Rupp	2021	—	—	—
(4)	Reflects the grant date fair market value of the (a) restricted stock granted to Mr. Sankaran in fiscal 2019 and (b) the aggregate grant date fair market values of the time-based and performance-based restricted stock units granted to Mr. Dimond and Ms. Morris in fiscal 2021 and fiscal 2020, to Ms. Rupp in fiscal 2021, fiscal 2020 and fiscal 2019, and to Ms. McCollam and Mr. Dhanda in fiscal 2021.

The grant date fair values of the time-based restricted stock units were determined using the closing price of per share of Common Stock on May 12, 2021 of $18.63 for Messrs. Dimond and Dhanda and for Mmes. Morris and Rupp, on August 5, 2021 of $23.15 for Mr. Dhanda, on September 7, 2021 and September 9, 2021 of $33.50 and $32.17 respectively, for Ms. McCollam.

The grant date fair values of the performance-based restricted stock units were determined at target using the closing price of per share of Common Stock on May 12, 2021 of $18.63 for Messrs. Dimond and Dhanda and for Mmes. Morris and Rupp, on September 7, 2021 and September 9, 2021 of $33.50 and $32.17 respectively, for Ms. McCollam. However, see Note 10—Stock-Equity Compensation in our audited consolidated and combined financial statements included in our 2021 Form 10-K for a discussion of the assumptions used in the valuation of such awards pursuant to FASB ASC Topic 718.

As required by the rules of the SEC, the grant date fair market values assuming the maximum level of performance for the performance-based restricted stock units are as follows:

Name	Fiscal 2021
Vivek Sankaran	N/A
Sharon McCollam	$7,999,985
Robert Dimond	$3,500,018
Anuj Dhanda	$1,749,990
Susan Morris	$3,500,018
Christine Rupp	$2,999,989
(5)	Reflects amounts paid to the NEOs under our bonus program for the applicable fiscal year. For a discussion of our cash bonus structure see “—Compensation Discussion and Analysis—Cash Bonus.”

(6)	A detailed breakdown of “All Other Compensation” is provided in the table below:

Name	Fiscal Year	Aircraft ($)(a)	Relocation ($)(b)	Life Insurance ($)	Other Payments ($)(c)	Financial/ Tax Planning ($)	Deferred Compensation Plan Company Contribution ($)(d)	Value of Dividends ($)(e)	401(k) Plan Company Contribution ($)	Total ($)
Vivek Sankaran	2021	130,483	—	8,937	100	—	—	—	—	139,520
Sharon McCollam	2021	1,067	—	—	100	—	—	29,322	—	30,489
Robert Dimond	2021	—	—	—	106,250	—	95,320	32,036	12,675	246,281
Anuj Dhanda	2021	—	—	—	199	8,000	71,596	47,176	12,675	139,646
Susan Morris	2021	—	—	185	156	—	101,446	32,036	12,675	146,498
Christine Rupp	2021	—	42,942	—	309	—	—	27,489	—	70,740
(a)	The aggregate incremental cost to us for personal use of our aircraft.

(b)	Tax gross-ups for amounts paid for relocation assistance.

(c)	Payment to Mr. Dimond for accrued vacation upon his retirement. Miscellaneous payments for other NEOs.

(d)	Contributions to the NEO’s Deferred Compensation Plan account in an amount equal to the excess of the amount we would contribute to the ACI 401(k) Plan as a Company contribution on the NEO’s behalf for the plan year without regard to any limitations imposed by the Internal Revenue Code based on the NEO’s compensation over the amount of our actual contributions to the ACI 401(k) Plan for the plan year.

(e)	Cash value of dividends subject to the DERs that vested with the underlying restricted stock units.

CEO Pay Ratio

As required by Item 402(u) of Regulation S-K, the Company is providing information about the relationship of the annual total compensation of our median employee and the annual compensation of our CEO for fiscal 2021. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

To identify our median employee, payroll data was collected for all employees, whether employed on a full-time, part-time, or seasonal basis, as of December 31, 2021, excluding the CEO. As permitted by the SEC, we excluded employee populations in jurisdictions outside of the United States comprising less than 5% of our total employees. We used total W-2 compensation as we believe the use of W-2 compensation is a consistently applied compensation measure. Using this methodology, we determined that our median employee is a non-exempt, full-time hourly employee with an annual total compensation of $31,781 for fiscal 2021. The annual total compensation of our CEO for fiscal 2021, as reported in the Summary Compensation Table, was $8,639,520.

Based on the information set forth above, for fiscal 2021 the estimated ratio of the annual compensation of our CEO to the annual compensation of our median employee was 272 to 1.

This pay ratio is a reasonable estimate calculated in a manner consistent with applicable rules and guidance promulgated by the SEC as of the date of this proxy statement. We have derived this estimate based on our payroll and employment records, the compensation for our CEO as set forth in the Summary Compensation Table, and the methodologies described above. The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Grants of Plan Based Awards

The following table specifies the grants of awards made under our cash bonus and equity incentive plans to the NEOs during and for fiscal 2021.

	Approval Date(1)	Grant Date(2)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(3)			Estimated Future Payouts Under Equity Incentive Plan Awards(4)			All Other Stock Awards: Number of Units(5) (#)	Grant Date Fair Value of Stock Awards ($)(6)
Name			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Vivek Sankaran	N/A	N/A	562,500	2,250,000	4,500,000
Sharon McCollam			312,500	1,250,000	2,500,000
	6/4/2021	9/7/2021				44,776	59,701	119,402		1,999,984
	6/4/2021	9/7/2021							59,701	1,999,984
	6/4/2021	9/9/2021				46,628	62,170	124,340		2,000,009
	6/4/2021	9/9/2021							62,170	2,000,009
Robert Dimond			212,500	850,000	1,700,000					—
	5/12/2021	5/12/2021				70,451	93,935	187,870		1,750,009
	5/12/2021	5/12/2021							93,935	1,750,009
Anuj Dhanda			175,000	700,000	1,400,000
	5/12/2021	5/12/2021				35,225	46,967	93,934		874,995
	5/12/2021	5/12/2021							46,967	874,995
	8/5/2021	8/5/2021							129,590	3,000,009

	Approval Date(1)	Grant Date(2)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(3)			Estimated Future Payouts Under Equity Incentive Plan Awards(4)			All Other Stock Awards: Number of Units(5) (#)	Grant Date Fair Value of Stock Awards ($)(6)
Name			Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Susan Morris			250,000	1,000,000	2,000,000
	5/12/2021	5/12/2021				70,451	93,935	187,870		1,750,009
	5/12/2021	5/12/2021							93,935	1,750,009
Christine Rupp			187,500	750,000	1,500,000
	5/12/2021	5/12/2021				60,386	80,515	161,030		1,499,994
	5/12/2021	5/12/2021							80,515	1,499,994
(1)	The dates the Compensation Committee approved the bonus targets and grants of the long-term incentive awards.

(2)	The grant date of the long-term incentive awards.

(3)	See “—Discussion of the Terms of the Employment Agreements with our NEOs—" for description of Mr. Sankaran’s cash bonus award. Amounts represent the range of cash bonus awards the NEO was potentially entitled to receive based on the achievement of performance goals for fiscal 2021 under our Corporate Incentive Plan for fiscal 2021 as more fully described in “Compensation Discussion and Analysis—Cash Bonus.” The amounts actually paid are reported in the Summary Compensation Table. Ms. McCollam commenced employment on September 7, 2021. The reported amounts for Ms. McCollam are based on her annual base salary of $1,000,000. Her actual cash bonus earned is reported in the Summary Compensation Table.

(4)	The reported numbers for Ms. McCollam were granted as sign-on retention award and as annual award for fiscal 2021. See “—Discussion of the Terms of the Employment Agreements with our NEOs—" for description of Ms. McCollam’s sign-on retention and annual equity awards. The reported numbers for Messrs. Dimond and Dhanda and for Mmes. Morris and Rupp are pursuant to the annual award. The performance-based restricted stock units awarded to the NEOs are described in “—Compensation Discussion and Analysis— Long-Term Incentive Award Programs.”

(5)	The reported numbers for Ms. McCollam were granted as sign-on retention award and as annual award for fiscal 2021. See “—Discussion of the Terms of the Employment Agreements with our NEOs—" for description of Ms. McCollam’s sign-on retention and annual equity awards. The reported numbers for the May 12, 2021 award for Messrs. Dimond and Dhanda and for Mmes. Morris and Rupp are pursuant to the annual award. Mr. Dhanda received a retention award in the form of 129,590 time-based restricted stock units on August 5, 2021. The time-based restricted stock units awarded to the NEOs are described in “—Compensation Discussion and Analysis— Long-Term Incentive Award Programs.”

(6)	The grant date fair values of the time-based restricted stock units were determined using the closing price of per share of Common Stock on May 12, 2021 of $18.63 for Messrs. Dimond and Dhanda and for Mmes. Morris and Rupp, on August 5, 2021 of $23.15 for Mr. Dhanda, on September 7, 2021 and September 9, 2021 of $33.50 and $32.17 respectively, for Ms. McCollam.

The grant date fair values of the performance-based restricted stock units were determined at target using the closing price of per share of Common Stock on May 12, 2021 of $18.63 for Messrs. Dimond and Dhanda and for Mmes. Morris and Rupp, on September 7, 2021 and September 9, 2021 of $33.50 and $32.17 respectively, for Ms. McCollam. However, see Note 10—Stock-Equity Compensation in our audited consolidated and combined financial statements included in our 2021 Form 10-K for a discussion of the assumptions used in the valuation of such awards pursuant to FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year End

Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested (#)(3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Units That Have Not Vested ($)(2)
Vivek Sankaran	645,594	(4)	18,819,065	645,594	(5)	18,819,065
Sharon McCollam	81,870	(6)	2,386,511	121,871	(7)	3,552,540
Robert Dimond	122,314	(8)	3,565,453	54,366	(9)	1,584,769
Anuj Dhanda	272,196	(10)	7,934,513	109,403	(11)	3,189,097
Susan Morris	328,049	(12)	9,562,628	243,247	(13)	7,090,650
Christine Rupp	293,828	(14)	8,565,086	170,244	(15)	4,962,613

(1)	Includes (i) time-based restricted stock units, and (ii) performance-based restricted stock units pursuant to Prior Grants that have been earned based on certification by the Compensation Committee and will vest upon the completion of the term of the full award and continued service through the applicable vesting date. The reported number for Mr. Sankaran reflects his performance-based restricted stock.

(2)	Based on closing price of $29.15 per share of Common Stock as of February 28, 2022.

(3)	Reflects performance-based restricted stock units pursuant to Prior Grants and fiscal 2021 awards that may be earned based upon certification by the Compensation Committee of the performance achieved for the respective fiscal year and will vest subject to continued service through the applicable vesting date. The numbers have been reported at target. The reported number for Mr. Sankaran reflects his performance-based restricted stock. See tables on page 51 for the number of performance-based restricted stock units that were earned based on fiscal 2021 performance upon certification by the Compensation Committee.

(4)	Reflects 322,797 shares of restricted stock that vested on April 25, 2022, 215,198 shares of restricted stock that will vest on April 25, 2023, and 107,599 shares of restricted stock that will vest on April 25, 2024, provided Mr. Sankaran is employed on the applicable vesting dates.

(5)	Reflects 322,797 shares of performance-based restricted stock subject to fiscal 2021 performance, 215,198 shares of performance-based restricted stock subject to fiscal 2022 performance, and 107,599 shares of performance-based restricted stock subject to fiscal 2023 performance.

(6)	Reflects 40,933 time-based restricted stock units that will vest on February 25, 2023, and 40,937 time-based restricted stock units that will vest on February 24, 2024, provided Ms. McCollam is employed on the applicable vesting date.

(7)	Reflects 40,623 performance-based restricted stock units subject to fiscal 2021 performance, 40,623 performance-based restricted stock units subject to fiscal 2022 performance, and 40,625 performance-based restricted stock units subject to fiscal 2024 performance.

(8)	Reflects 122,314 performance-based restricted stock units earned pursuant to the fiscal 2018 award.

(9)	Reflects 54,366 performance-based restricted stock units subject to fiscal 2021 performance.

(10)	Reflects 36,175 time-based restricted stock units that will vest on February 25, 2023, 15,829 time-based restricted stock units that will vest on February 24, 2024, and 130,580 time-based restricted stock units that will vest on August 5, 2024, provided Mr. Dhanda is employed on the applicable vesting dates. Also, reflects 48,920 performance-based restricted stock units earned pursuant to the fiscal 2018 award and 40,692 performance-based restricted stock units earned pursuant to the fiscal 2020 award.

(11)	Reflects 57,747 performance-based restricted stock units that were subject to being earned based on fiscal 2021 performance, 36,001 performance based restricted stock units that may be earned based on fiscal 2022 performance, and 15,655 performance-based restricted stock units that may be earned based on fiscal 2023 performance.

(12)	Reflects 79,131 time-based restricted stock units that will vest on February 25, 2023 and 31,658 time-based restricted stock units that will vest on February 24, 2024 provided Ms. Morris is employed on the applicable vesting dates. Also, reflects 122,314 performance-based restricted stock units earned pursuant to the fiscal 2018 award and 94,946 performance-based restricted stock units earned pursuant to the fiscal 2020 award.

(13)	Reflects 133,151 performance-based restricted stock units that were subject to being earned based on fiscal 2021 performance, 78,785 performance-based restricted stock units that may be earned based on fiscal 2022 performance, and 31,311 performance-based restricted stock units that may be earned based on fiscal 2023 performance.

(14)	Reflects 53,211 time-based restricted stock units that will vest on December 1, 2022, 54,264 time-based restricted stock units that will vest on February 25, 2023, 53,211 time-based restricted stock units that will vest on December 1, 2023, and 27,138 time-based restricted stock units that will vest on February 24, 2024, provided Ms. Rupp is employed on the applicable vesting dates. Also, reflects 51,750 performance-based restricted stock units earned pursuant to the fiscal 2019 award and 54,254 performance-based restricted stock units earned pursuant to the fiscal 2020 award.

(15)	Reflects 89,439 performance-based restricted stock units that were subject to being earned based on fiscal 2021 performance, 53,966 performance-based restricted stock units that may be earned based on fiscal 2022 performance, and 26,839 performance-based restricted stock units that may be earned based on fiscal 2023 performance.

Option Exercises and Stock Vested

Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Vivek Sankaran	215,198	3,869,586
Sharon McCollam	40,933	1,193,197
Robert Dimond	133,498	4,134,360
Anuj Dhanda	57,920	1,785,513
Susan Morris	276,435	8,300,973
Christine Rupp	160,685	5,211,351

(1)	The reported numbers exclude performance-based restricted stock and performance-based restricted stock units related to Prior Grants that vested upon certification by the Compensation Committee in April 2022 based on fiscal 2021 performance.

(2)	Calculated based on the closing price of the Common Stock on the vesting date multiplied by the number of vested shares.

Nonqualified Deferred Compensation

The following table shows the executive and Company contributions, earnings and account balances for the NEOs under the Deferred Compensation Plans during fiscal 2021. The Deferred Compensation Plans are nonqualified deferred compensation arrangements intended to comply with Section 409A of the Code. See “—Compensation Discussion and Analysis—Deferred Compensation Plan” for a description of the terms and conditions of the Deferred Compensation Plans. The aggregate balance of each participant’s account consists of amounts that have been deferred by the participant, Company contributions, plus earnings (or minus losses). We do not deposit any amounts into any trust or other account for the benefit of plan participants. In accordance with tax requirements, the assets of the Deferred Compensation Plans are subject to claims of our creditors.

Name	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Vivek Sankaran	—	—	—	—	—
Sharon McCollam	—	—	—	—	—
Robert Dimond	823,483	95,320	25,927	—	3,043,692
Anuj Dhanda	836,472	71,596	23,861	—	1,551,157
Susan Morris	250,802	101,446	35,860	—	1,508,361
Christine Rupp	—	—	—	—	—
(1)	All executive contributions represent amounts deferred by each NEO under a Deferred Compensation Plan and are included as compensation in the Summary Compensation Table. All registrant contributions are reported under “All Other Compensation” in the Summary Compensation Table. See footnote 6 of the Summary Compensation Table.

(2)	These amounts are not reported in the Summary Compensation Table as none of the earnings are based on interest above the market rate.

Discussion of the Terms of the Employment Agreements with Our NEOs

Below is a summary of the key provisions under the employment agreements with our NEOs.

Vivek Sankaran

Term and Renewal Provisions. Mr. Sankaran’s employment agreement had an initial term of three years with an automatic renewal for additional one-year periods at the end of each year until the termination of his employment.

Salary and Bonus. Mr. Sankaran is entitled to receive an annual base salary subject to increase from time to time as determined by our Board or the Compensation Committee. Mr. Sankaran’s target bonus is 150% of his base salary.

Equity Awards. Following the completion of the initial term of three years of his employment, Mr. Sankaran is eligible to receive equity-based incentive awards at such times and subject to such terms and conditions, as equity-based incentive awards made to other senior executives of the Company.

Conversion to Restricted Stock. Upon the consummation of our IPO, Mr. Sankaran’s Class B-1 Units converted into 968,391 shares of restricted common stock (the “Time-Based Restricted Stock”) and Mr. Sankaran’s Class B-2 Units converted into 968,391 shares of restricted common stock (the “Performance-Based Restricted Stock”, and together with the Time-Based Restricted Stock, the “Restricted Stock”) of the Company and continue to vest in accordance with the vesting schedule described below.

Terms of Time-Based Restricted Stock.

•	Mr. Sankaran’s Time-Based Restricted Stock will vest in equal installments on each of the first, second, third, fourth and fifth anniversaries of his Commencement Date.

•	If, prior to a change in control, Mr. Sankaran’s employment terminates due to his death or disability, Mr. Sankaran will become vested in the number of Time-Based Restricted Stock that would have vested on the next anniversary of the grant date, prorated based on the number of days of service during the period commencing on the prior anniversary of the grant date and ending on the date of Mr. Sankaran’s termination of employment.

•	If, prior to a change in control, Mr. Sankaran’s employment is terminated by us without “cause” or Mr. Sankaran resigns for “good reason” (as defined in the Sankaran Employment Agreement), Mr. Sankaran will become vested in the Time-Based Restricted Stock that he would have become vested on the next anniversary of the grant date following such termination of employment.

•	If following a change in control, Mr. Sankaran’s employment terminates due to his death or disability, Mr. Sankaran will become fully vested in all unvested Time-Based Restricted Stock.

•	If Mr. Sankaran’s employment is terminated by us without cause or Mr. Sankaran resigns for good reason following a change in control or within the 180-day period immediately prior to a change in control, Mr. Sankaran will become fully vested in the Time-Based Restricted Stock.

•	If Mr. Sankaran’s employment terminates due to our non-renewal of the term, Mr. Sankaran will become vested in any Time-Based Restricted Stock that would have vested during the 13-month period following such termination of employment.

Terms of Performance Restricted Stock.

•	Mr. Sankaran’s Performance-Based Restricted Stock are divided into three equal tranches, each of which will vest in installments:

o	The first tranche, consisting of one-third of the Performance-Based Restricted Stock, vested at the end of each of fiscal 2019, fiscal 2020 and fiscal 2021;

o	the second tranche, consisting of one-third of the Performance-Based Restricted Stock, vested or will vest at the end of each of fiscal 2020, fiscal 2021 and fiscal 2022; and

o	the third tranche, consisting of one-third of the Performance-Based Restricted Stock, vested or will vest at the end of each of fiscal 2021, fiscal 2022 and fiscal 2023, in each case based on our attainment of performance criteria for each applicable fiscal year, and in each case subject to Mr. Sankaran’s continued employment with the Company through the applicable vest date.

Benefits. Mr. Sankaran is entitled, if and to the extent eligible, to participate in the Company’s benefit plans that are available to other senior executives of the Company and on the same terms as such other executives. In addition, for Mr. Sankaran only, the Company maintains a $5 million life insurance policy.

Perquisites. During the term of his employment, Mr. Sankaran is entitled to the use of a corporate aircraft for up to fifty (50) hours per year for his personal use, his family members and guests at no cost to him except to pay income taxes at the lowest permissible rate.

Sharon McCollam

Term and Renewal Provisions. Ms. McCollam’s employment agreement has an initial term of three years with an automatic renewal for additional one-year periods at the end of each year until the termination of her employment.

Salary and Bonus. Ms. McCollam is entitled to receive an annual base salary subject to increase from time to time as determined by our Board or the Compensation Committee. Ms. McCollam’s target bonus is 125% of her base salary.

Equity Awards. During the Term (as defined in Ms. McCollam’s employment agreement), Ms. McCollam is eligible to receive an annual equity award grant with a fair market value of not less than $4 million with a 50-50 split between time-based and performance-based restricted stock units.

Expense Reimbursement. Ms. McCollam is entitled to receive up to a maximum of $8,000 for fiscal 2021, subject to increase or decrease by the Compensation Committee, for preparation of tax returns or physical examination.

Employment Agreements with Other NEOs

During fiscal 2021, each of Mr. Dhanda and Mses. Morris and Rupp were subject to respective employment agreements (collectively, the “Executive Employment Agreements”). Each Executive Employment Agreement has a term that ends on January 30, 2023 and provides that the respective NEO is entitled to a specified annual base salary subject to increase from time to time as determined by our Board or the Compensation Committee, and eligible for an annual bonus targeted at 100% of his or her annual base salary. Each of Mr. Dhanda and Mses. Morris and Rupp is entitled to receive up to a maximum of $8,000 annually, for preparation of their tax returns.

All of our employment agreements, including those with our NEOs, contain various covenants, including covenants related to confidentiality, non-competition (other than certain permitted activities as defined therein), non-solicitation and non-disparagement.

Potential Payments Upon Termination of Employment

The employment agreements provide for severance payments upon termination of employment, the amount and nature of which depends upon the reason for termination. The estimated payments disclosed in the tables following the narrative discussion exclude Accrued Benefits (defined below) accrued through February 26, 2022 that would be paid in the normal course of continued employment. The vest value of the equity awards are based on the terms of our 2020 Omnibus Plan and the terms of the equity award agreements for fiscal 2021.

Termination by Company for cause, by the NEO without good reason or non-renewal of the employment agreement by the NEO: In the event the NEO’s employment is terminated by us for “cause” (as defined in each executive employment agreement) or under a voluntary termination without “good reason” (as defined in each executive employment agreement) or the NEO does not renew his or her employment agreement, the NEO will receive accrued but unpaid Base Salary through the date of termination, the earned but unpaid portion of any cash bonus in respect of any completed performance period prior to termination, payment for accrued but unused vacation days, vested benefits to which the executive is entitled to under the Company’s plans, programs or arrangements in which the executive participates and all reimbursable expenses (“Accrued Benefits”).

The treatment of equity awards for NEOs (other than Mr. Sankaran) is set forth below:

	Termination due to Death or Disability	Termination - By Company with Cause/By Executive without Good Reason	Termination - By Company without Cause/By Executive for Good Reason	Termination due to Death or Disability and Change In Control	Termination - By Company without Cause and Change in Control
Time-Based Restricted Stock Units	Accelerated vesting of all (100%) outstanding time-based restricted stock units in which the NEO has not yet become vested, payable on the Termination Date	None	For Ms. McCollam only, accelerated vesting of time-based restricted stock units that would vest on the next anniversary of the grant date after termination of service	Accelerated vesting of all (100%) outstanding time-based restricted stock units in which the NEO has not yet become vested, payable on the Termination Date	Accelerated vesting of all (100%) outstanding time-based restricted stock units in which the NEO has not yet become vested, payable on the Termination Date
Performance-Based Restricted Stock Units	Accelerated vesting (100%) of performance-based restricted stock units equal to the target for each open fiscal year of the award term, payable on the Termination Date	None	For Ms. McCollam only, vest of any performance-based restricted stock units that would have vested as of the last day of the fiscal year in which termination occurred based on the applicable accrual factor	Accelerated vesting (100%) of performance-based restricted stock units equal to the target for each open fiscal year of the award term, payable on the Termination Date	Accelerated vesting (100%) of performance-based restricted stock units equal to the target for each open fiscal year of the award term, payable on the Termination Date

Termination by the Company without cause or by the executive for good reason: If Mr. Sankaran’s employment is terminated by us without cause or if he voluntarily resigns for good reason, Mr. Sankaran would be entitled to receive (i) any earned but unpaid bonus with respect to any completed performance period prior to the date of termination, (ii) a lump sum payment in an amount equal to 200% of the sum of Mr. Sankaran’s base salary plus target bonus, (iii) a bonus based on actual performance metrics for the fiscal year in which termination occurs, but prorated based on the number of days of service during the applicable fiscal year through the termination date and payable at the same time it would otherwise be paid, (iv) payment of the unvested or unpaid portions of the sign-on retention award and (v) cost of reimbursement for health care for Mr. Sankaran and his dependents up to 18 months. In addition, as stated above, Mr. Sankaran will become vested in the Time-Based Restricted Stock that he would have become vested on the next anniversary of the grant date following such termination of employment.

If Ms. McCollam’s employment is terminated by us without cause or if she voluntarily resigns for good reason, Ms. McCollam would be entitled to receive (i) a lump sum payment in an amount equal to 200% of the sum of Ms. McCollam’s base salary plus target bonus, (ii) a bonus based on actual performance metrics for the fiscal year in which termination occurs, but prorated based on the number of days of service during the applicable fiscal year through the termination date and payable at the same time it would otherwise be paid and (iii) cost of reimbursement for health care for Ms. McCollam and her dependents up to 18 months.

If Mr. Dhanda and Mmes. Morris and Rupp’s employment is terminated by us without cause or by the executive voluntarily for good reason, the executive would be entitled to a lump sum payment in an amount equal to 200% of the sum of his or her base salary plus target bonus and reimbursement of the cost of continuation coverage of group health coverage for a period of 12 months.

All payments for termination by us without cause or by executive for good reason are subject to the execution of a release by the executive.

The following table provides the amounts payable to the NEOs upon severance without cause or for a good reason, assuming such triggering event occurred on February 26, 2022.

	Potential Payments Upon Termination By Company Without Cause or By Executive For Good Reason
Name	Base Salary	Bonus(1)	Health Coverage	Equity	Total
Vivek Sankaran	$5,250,000	$2,769,231	$13,405	$18,819,065	$26,851,701
Sharon McCollam	$3,250,000	$600,962	$—	$608,681	$4,459,643
Anuj Dhanda	$2,100,000	$—	$—	$—	$2,100,000
Susan Morris	$3,000,000	$—	$185	$—	$3,000,185
Christine Rupp	$2,250,000	$—	$—	$—	$2,250,000
(1)	Includes quarterly cash bonus for Q4 fiscal 2021 and annual cash bonus for fiscal 2021.

Termination due to death or disability: If Mr. Sankaran’s employment terminates due to his death or is terminated due to his disability (as defined in each executive employment agreement), Mr. Sankaran or his legal representative, as appropriate, would be entitled to receive (i) any earned but unpaid bonus with respect to any completed performance period prior to the date of termination, (ii) a lump sum payment in an amount equal to 25% of Mr. Sankaran’s base salary, (iii) a bonus based on actual performance metrics for the fiscal year in which termination occurs, but prorated based on the number of days of service during the applicable fiscal year through the termination date and payable at the same time it would otherwise be paid, (iv) payment of the unvested or unpaid portions of the sign-on retention award and (v) cost of reimbursement for health care for Mr. Sankaran and his dependents up to 18 months. Mr. Sankaran’s sign-on retention award was fully paid in fiscal 2021.

If Ms. McCollam’s employment terminates due to her death or is terminated due to her disability, Ms. McCollam or her legal representative, as appropriate, would be entitled to receive, (i) a bonus based on actual performance metrics for the fiscal year in which termination occurs, but prorated based on the number of days of service during the applicable fiscal year through the termination date and payable at the same time it would otherwise be paid, (ii) any earned but unpaid bonus with respect to any completed performance period prior to the date of termination, (iii) a lump sum payment in an amount equal to 25% of Ms. McCollam’s base salary, and (iv) cost of reimbursement for health care for Ms. McCollam and her dependents up to 18 months.

If Mr. Dhanda and Mmes. Morris and Rupp’s employment is terminated due to death or disability, the executive or executive’s representative shall be entitled to receive the Accrued Benefits and a lump sum payment in an amount equal to 25% of his or her base salary.

All payments for termination due to death or disability are subject to the execution of a release by the executive or his or her representative, as appropriate.

The following table provides the amounts payable to the NEOs, except Mr. Dimond, upon severance due to death or disability, assuming such triggering event occurred on January 26, 2022.

	Potential Payments Upon Termination Due to Death or Disability
Name	Base Salary	Bonus(1)	Health Coverage	Equity	Total
Vivek Sankaran	$375,000	$2,769,231	$13,405	$7,914,319	$11,071,955
Sharon McCollam	$250,000	$889,423	$—	$5,939,050	$7,078,473
Anuj Dhanda	$175,000	$—	$—	$11,123,611	$11,298,611
Susan Morris	$250,000	$—	$—	$16,653,278	$16,903,278
Christine Rupp	$187,500	$—	$—	$13,527,699	$13,715,199

(1)	Includes quarterly cash bonus for Q4 fiscal 2021 and annual cash bonus for fiscal 2021.

Termination Upon Change in Control: In the event of a Change in Control (as defined in the Company’s equity documents) followed by a termination without cause or for good reason or due to death or disability, Mr. Sankaran will receive a lump sum cash payment equal to the sum of (i) any earned but unpaid bonus with respect to any completed performance period prior to the date of termination, (ii) a lump sum payment in an amount equal to 200% of the sum of Mr. Sankaran’s base salary plus target bonus, (iii) a bonus for the fiscal year of termination based on actual performance metrics for the fiscal year in which termination occurs, but prorated based on the number of days of service during the applicable fiscal year through the termination date, and (iv) payment of the unvested or unpaid portions of the sign-on retention award and cost of reimbursement for health care for Mr. Sankaran and his dependents up to 18 months. Additionally, if Mr. Sankaran’s employment is terminated by us without cause or Mr. Sankaran resigns for good reason following a change in control or within the 180-day period immediately prior to a change in control, Mr. Sankaran will become fully vested in the Time-Based Restricted Stock.

The following table provides the amounts payable to the NEOs upon severance without cause or for a good reason upon a Change in Control, assuming such triggering event occurred on January 26, 2022.

	Potential Payments Upon Termination By Company Without Cause or By Executive For Good Reason after a Change in Control
Name	Base Salary	Bonus	Health Coverage	Equity	Total
Vivek Sankaran	$5,250,000	$2,500,000	$13,405	$37,638,130	$49,668,729
Sharon McCollam	$—	$—	$—	$5,939,050	$5,939,050
Anuj Dhanda	$—	$—	$—	$11,123,611	$11,123,611
Susan Morris	$—	$—	$—	$16,653,278	$16,653,278
Christine Rupp	$—	$—	$—	$13,527,699	$13,527,699

Termination due to non-renewal of employment agreement by the Company: The discussion above regarding the terms of Mr. Sankaran’s employment agreement describes the equity vest in the event his employment terminates due to the employment agreement not renewed by us.

If Ms. McCollam’s employment terminates due to the employment agreement not renewed by us, Ms. McCollam shall be entitled to receive (i) a lump sum payment in an amount equal to 200% of the sum of Ms. McCollam’s base salary plus target bonus, and (ii) cost of reimbursement for health care for Ms. McCollam and her dependents up to 18 months. The Initial Term of Ms. McCollam’s employment agreement is three years and subject to renewal in August 2024.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the CD&A as required by Item 402(b) of Regulation S-K with management and based on such review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in this proxy statement and incorporated by reference in the 2021 Form 10-K. The Board has approved the recommendation.

Compensation Committee

Kim Fennebresque (Chair)

Sharon Allen

Jay Schottenstein

Brian Kevin Turner

Mary Beth West

Security Ownership of Certain Beneficial Owners and Management

The following table and accompanying footnotes set forth information with respect to the beneficial ownership of our Common Stock as of the Record Date by:

•	each person known by us to own beneficially 5% or more of our outstanding shares of Common Stock;

•	each of our directors;

•	each of our NEOs; and

•	our directors and executive officers as a group.

We have based percentage ownership of our Common Stock on 531,589,621 shares of our Common Stock outstanding as of the Record Date. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated, none of the persons listed in the following table owns any securities that are convertible into Common Stock at his or her option currently or within 60 days of the Record Date. Unless otherwise indicated, the address for each 5% stockholder, director and executive officer listed below is c/o Albertsons Companies, Inc., 250 Parkcenter Blvd., Boise, Idaho 83706.

Name of Beneficial Owner	Number of Shares	Percentage of Shares	Percentage of Voting Power
5% Stockholders:
Cerberus Capital Management, L.P.(1)	151,818,680	28.6%	26.5%
Klaff Realty, L.P.(2)	58,128,749	10.9%	10.2%
Funds affiliated with Lubert-Adler(3)	58,128,754	10.9%	10.2%
Schottenstein Stores Corp.(4)	58,128,752	10.9%	10.2%
Kimco Realty Corporation(5)	39,838,105	7.5%	7.7%
HPS Investment Partners, LLC(6)	33,909,376	6.4%	5.9%
Directors:
Vivek Sankaran(7)	1,961,782	*	*
James Donald	1,720,005	*	*
Chan Galbato(1)	7,870	*	*
Sharon Allen(8)	162,038	*	*
Shant Babikian	—	—	—
Steven Davis	114,643	*	*
Kim Fennebresque	94,709	*	*
Allen Gibson	27,704	*	*
Hersch Klaff(2)	17,422	*	*
Jay Schottenstein(4)	17,422	*	*
Alan Schumacher(9)	95,209	*	*
Brian Kevin Turner	130,413	*	*
Mary Elizabeth West	11,550	*	*
Scott Wille(1)	11,903	*	*
Named Executive Officers:
Sharon McCollam	24,825	*	*
Anuj Dhanda	289,842	*	*
Susan Morris	890,931	*	*
Christine Rupp	71,253	*	*
All directors and executive officers as a group (24 Persons)	6,016,947	1.1%	1.0%

*	Represents less than 1%.

(1)	Based on statements in Schedule 13G filed by the Sponsors on February 16, 2021. Cerberus may be deemed to beneficially own the reported shares of Common Stock and filed the Schedule 13G on behalf of Cerberus Albertsons Incentive LLC ("Cerberus Albertsons") and Cerberus Iceberg LLC ("Cerberus Iceberg"), each of which are funds managed by Cerberus and/or one or more of its affiliates. Cerberus Albertsons and Cerberus Iceberg are parties to the Stockholders Agreement. Pursuant to the Stockholders Agreement, the Sponsors have agreed to act in concert and vote together on certain matters relating to the Company. As a result, each Sponsor may be deemed to beneficially own the shares of Common Stock, in the aggregate, held by the other Sponsors. Cerberus, Cerberus Albertsons and Cerberus Iceberg and its affiliates do not have a pecuniary interest in the Common Stock held by the other Sponsors.

Stephen Feinberg exercises voting and investment authority and may be deemed to have beneficial ownership of the reported shares. Messrs. Galbato and Wille are affiliated with Cerberus. The address for Cerberus is 875 Third Avenue, New York, New York 10022.

(2)	Based on statements in Schedule 13G filed by the Sponsors on February 16, 2021. Klaff Realty may be deemed to beneficially own the reported shares of Common Stock and filed the Schedule 13G on behalf of certain of its affiliates, each of which is a fund managed by Klaff Realty (“Klaff Funds”). The Klaff Funds are parties to the Stockholders Agreement. Klaff Realty and the Klaff Funds do not have a pecuniary interest in the Common Stock held by the other Sponsors.

Mr. Klaff through several affiliated entities controls the Klaff Reporting Person and may be deemed the indirect beneficial owner of the reported shares held by the Klaff Funds. Mr. Klaff expressly disclaims beneficial ownership of the reported shares except to the extent of his pecuniary interest therein through his indirect interest in Klaff Realty or its affiliates. The address for Klaff Realty is 35 E. Wacker Drive, Suite 2900, Chicago, Illinois 60601.

(3)	Based on statements in Schedule 13G filed by the Sponsors on February 16, 2021. The reported shares consist of 12,515,316 shares of common stock held directly by L-A V ABS, LLC (“L-A V ABS”), 474,065 shares of common stock held directly by Lubert-Adler Real Estate Fund V, L.P. (“L-A RE Fund V”), 5,672,291 shares of common stock held directly by Lubert- Adler Real Estate Fund VI, L.P. (“L-A RE Fund VI”), 1,608,363 shares of common stock held directly by Lubert-Adler Real Estate Fund VI-A, L.P. (“L-A RE Fund VI-A”), 4,314,996 shares of common stock held directly by Lubert-Adler Real Estate Fund VI-B, L.P. (“L-A RE Fund VI-B”), 33,157,624 shares of common stock held directly by L-A Saturn Acquisition, L.P. (“L-A Saturn”), and 386,099 shares of common stock held directly by L-A Asset Management Services, L.P. (“L-A Asset Management Services”). L-A V ABS is managed by its members, Dean Adler and Gerald Ronon, who can be removed and replaced by L-A RE Fund V, the controlling member of L-A V ABS, with the consent of ABS Opportunities, LLC. Lubert-Adler Group V, L.P. (“L-A Group V”) is the general partner of L-A RE Fund V, and Lubert-Adler Group V, LLC (“L-A Group V LLC”) is the general partner of L-A Group V. Lubert-Adler Group VI, L.P. (“L-A Group VI”) is the general partner of L-A RE Fund VI and L-A RE Fund VI-A, and Lubert-Adler Group VI, LLC (“L-A Group VI LLC”) is the general partner of L-A Group VI. Lubert-Adler Group VI-B, L.P. (“L-A Group VI-B”) is the general partner of L-A RE Fund VI-B, and Lubert-Adler Group VI-B, LLC (“L-A Group VI-B LLC”) is the general partner of L-A Group VI-B. L-A Group Saturn, LLC (“L-A Group Saturn”) is the general partner of L-A Saturn. Lubert-Adler GP— West, LLC (“L-A GP—West”) is the general partner of L-A Asset Management Services. Ira M. Lubert and Dean S. Adler are the members of L-A Group V LLC, L-A Group VI LLC, L-A Group VI-B LLC, L-A Group Saturn and L-A GP—West. As a result, each of Mr. Lubert, Mr. Adler, L-A Group V LLC, L-A Group VI LLC, L-A Group VI-B LLC, L-A Group V, L-A Group VI, L-A Group VI-B, L-A Group Saturn and L-A GP—West may be deemed to share beneficial ownership of the shares. Each of the foregoing persons expressly disclaims beneficial ownership of the shares except to the extent of his or its pecuniary interest therein. The address for L-A RE Fund V, L-A RE Fund VI, L-A RE Fund VI-A and L-A RE Fund VI-B, L-A Group V, L-A Group V LLC, L-A Group VI, L-A Group VI LLC, L-A Group VI-B and L-A Group VI-B LLC is 2400 Market Street, Suite 301, Philadelphia, Pennsylvania 19103-3033. The address for L-A Saturn and L-A Group Saturn is The FMC Tower, 2929 Walnut Street, Suite 1530, Philadelphia, Pennsylvania 19104. The address for L-A Asset Management Services and L-A GP—West is 435 Devon Park Drive, Building 500, Wayne, Pennsylvania 19087. The address for L-A V ABS is 171 17th Street NW, Suite 1575, Atlanta, Georgia 30363. The address for Ira Lubert, Dean Adler and Gerald Ronon is 2400 Market Street, Suite 301, Philadelphia, Pennsylvania 19103-3033. Funds affiliated with Lubert-Adler do not have a pecuniary interest in the Common Stock held by the other Sponsors.

(4)	Based on statements in Schedule 13G filed by the Sponsors on February 16, 2021. The reported shares are held by Jubilee ABS Holding LLC (“Jubilee“) which is a party to the Stockholders Agreement. Jubilee does not have a pecuniary interest in the Common Stock held by the other Sponsors.

Mr. Schottenstein is affiliated with Jubilee and may be deemed the indirect beneficial owner of the reported shares held by Jubilee. The address for Schottenstein Corp. is 4300 E. Fifth Avenue, Columbus, Ohio 43219.

(5)	Based on statements in Schedule 13G filed by the Sponsors on February 16, 2021. Kimco Realty is the parent corporation of each of KRSX Merge, LLC and KRS ABS, LLC, parties to the Stockholders Agreement, and has sole voting and dispositive power over (i) 176,811 shares of Common Stock held by KRSX Merge, LLC and (ii) 39,661,294 shares of Common Stock held by KRS ABS, LLC.

Neither of KRS ABS and KRSX Merge, or their respective affiliates, including Kimco Realty, has a pecuniary interest in the Common Stock held by the other Sponsors.

The address for Kimco Realty is 500 North Broadway, Suite 201, Jericho, New York 11753, Attention: Ray Edwards and Bruce Rubenstein.

(6)	This information is based solely on a Schedule 13D filed by HPS with the SEC on July 9, 2020. Consists of (i) 4,481,017 shares of common stock issuable upon conversion of 77,173.77 shares of Series A preferred stock held by Assured Offshore L.P.; (ii) 1,934,353 shares of common stock issuable upon conversion of 33,314.16 shares of Series A preferred stock held by Mezzanine Partners III, L.P.; (iii) 1,011,721 shares of common stock issuable upon conversion of 17,424.24 shares of Series A preferred stock held by HPS Fund Offshore Subsidiary XI, L.P.; (iv) 784,235 shares of common stock issuable upon conversion of 13,506.40 shares of Series A preferred stock held by AP Mezzanine Partners III, L.P.; (v) 9,674,120 shares of common stock issuable upon conversion of 166,611.33 shares of Series A preferred stock held by MP 2019 Offshore AB Subsidiary, L.P.; (vi) 7,258,000 shares of common stock issuable upon conversion of 125,000.00 shares of Series A preferred stock held by Bronco Co-Invest, L.P.; (vii) 5,050,278 shares of common stock issuable upon conversion of 86,977.79 shares of Series A preferred stock held by MP 2019 Onshore Mezzanine Master, L.P. (viii) 2,052,767 shares of common stock issuable upon conversion of 35,353.54 shares of Series A preferred stock held by HN Co-Invest AIV, L.P.; (ix) 879,669 shares of common stock issuable upon conversion of 15,150.00 shares of Series A preferred stock held by HPS VG Co-Investment Fund, L.P.; and (x) 783,212 shares of common stock issuable upon conversion of 13,488.78 shares of Series A preferred stock held by MP 2019 AP Mezzanine Master, L.P. Assured Offshore L.P., Mezzanine Partners III, L.P., HPS Fund Offshore Subsidiary XI, L.P., AP Mezzanine Partners III, L.P., MP 2019 Offshore AB Subsidiary, L.P., Bronco Co-Invest, L.P., MP 2019 Onshore Mezzanine Master, L.P., HN Co-Invest AIV, L.P, HPS VG Co-Investment Fund, L.P. and MP 2019 AP Mezzanine Master, L.P. are collectively referred to as the “Funds.”

HPS is the sole and managing member of HPS Mezzanine Management III, LLC, which is the investment manager of each of Assured Offshore, L.P., Mezzanine Partners III, L.P., HPS Fund Offshore Subsidiary XI, L.P. and AP Mezzanine Partners III, L.P.

HPS Investment Partners, LLC is also the sole and managing member of HPS Mezzanine Management 2019, LLC, which is the investment manager of each of MP 2019 Offshore AB Subsidiary, L.P., Bronco Co-Invest, L.P., MP 2019 Onshore Mezzanine Master, L.P., HN Co-Invest AIV, L.P., HPS VG Co-Investment Fund, L.P. and MP 2019 AP Mezzanine Master, L.P.

As such, HPS has the power to vote and dispose of the securities held by the Funds, and as such, may be deemed to beneficially own the securities held by the Funds. The principal business and office address of HPS is 40 West 57th Street, 33rd Floor, New York, New York 10019.

(7)	Includes 645,594 shares of restricted common stock held by Mr. Sankaran individually and 645,594 shares of restricted common stock held by Sankaran Family Ltd., a Texas limited partnership of which Mr. Sankaran is a limited partner. The address of the partnership is 2430 Victory Park Lane #3203, Dallas, Texas 75219.

(8)	Includes 2,000 shares of common stock held by the Richard and Sharon Allen Trust (the “Allen Trust”). Sharon Allen, as trustee, is deemed to have voting and dispositive power over the securities held by the Allen Trust.

(9)	Certain of the shares are held by The Alan H. Schumacher Declaration of Trust Dated October 19, 2001 (the “Schumacher Trust”). Alan Schumacher, as trustee, is deemed to have voting and dispositive power over the shares held by the Schumacher Trust. The address for the Schumacher Trust is 10 Little Tomaka Way, Ormond Beach, Florida 32174.

The following table and accompanying footnotes set forth information with respect to the beneficial ownership of our Series A preferred stock as of the Record Date by:

•	each person known by us to own beneficially 5% or more of our outstanding shares of Series A preferred stock;

•	each of our directors;

•	each of our NEOs; and

•	our directors and executive officers as a group.

Name of Beneficial Owner	Number of Shares	Percentage of Shares	Percentage of Voting Power
5% Stockholders:
HPS Investment Partners, LLC(1)	584,000	84.0%	5.9%
Oak Hill Advisors, L.P.(2)	57,000	8.2%	*
*757730 Ontario Limited(3)	50,000	7.2%	*
*Directors:
Vivek Sankaran	—	—	—
James Donald	—	—	—
Chan Galbato	—	—	—
Sharon Allen	—	—	—
Shant Babikian	—	—	—
Steven Davis	—	—	—
Kim Fennebresque	—	—	—
Allen Gibson	—	—	—
Hersch Klaff	—	—	—
Jay Schottenstein	—	—	—
Alan Schumacher	—	—	—
Brian Kevin Turner	—	—	—
Mary Elizabeth West	—	—	—
Scott Wille	—	—	—
Named Executive Officers:
Sharon McCollam	—	—	—
Anuj Dhanda	—	—	—
Susan Morris	—	—	—
Christine Rupp	—	—	—
All directors and executive officers as a group (24 Persons)	—	—	—
*	Represents less than 1%.

(1)	This information is based solely on a Schedule 13D filed by HPS with the SEC on July 9, 2020. Consists of (i) 77,173.77 shares of Series A preferred stock held by Assured Offshore L.P.; (ii) 33,314.16 shares of Series A preferred stock held by Mezzanine Partners III, L.P.; (iii) 17,424.24 shares of Series A preferred stock held by HPS Fund Offshore Subsidiary XI, L.P.; (iv) 13,506.40 shares of Series A preferred stock held by AP Mezzanine Partners III, L.P.; (v) 166,611.33 shares of Series A preferred stock held by MP 2019 Offshore AB Subsidiary, L.P.; (vi) 125,000.00 shares of Series A preferred stock held by Bronco Co-Invest, L.P.; (vii) 86,977.79 shares of Series A preferred stock held by MP 2019 Onshore Mezzanine Master, L.P. (viii) 35,353.54 shares of Series A preferred stock held by HN Co-Invest AIV, L.P.; (ix) 15,150.00 shares of Series A preferred stock held by HPS VG Co-Investment Fund, L.P.; and (x) 13,488.78 shares of Series A preferred stock held by MP 2019 AP Mezzanine Master, L.P. Assured Offshore L.P., Mezzanine Partners III, L.P., HPS Fund Offshore Subsidiary XI, L.P., AP Mezzanine Partners III, L.P., MP 2019 Offshore AB Subsidiary, L.P., Bronco Co-Invest, L.P., MP 2019 Onshore Mezzanine Master, L.P., HN Co-Invest AIV, L.P, HPS VG Co-Investment Fund, L.P. and MP 2019 AP Mezzanine Master, L.P. are collectively referred to as the “Funds.”

HPS is the sole and managing member of HPS Mezzanine Management III, LLC, which is the investment manager of each of Assured Offshore, L.P., Mezzanine Partners III, L.P., HPS Fund Offshore Subsidiary XI, L.P. and AP Mezzanine Partners III, L.P.

HPS Investment Partners, LLC is also the sole and managing member of HPS Mezzanine Management 2019, LLC, which is the investment manager of each of MP 2019 Offshore AB Subsidiary, L.P., Bronco Co-Invest, L.P., MP 2019 Onshore Mezzanine Master, L.P., HN Co-Invest AIV, L.P., HPS VG Co-Investment Fund, L.P. and MP 2019 AP Mezzanine Master, L.P.

As such, HPS has the power to vote and dispose of the securities held by the Funds, and as such, may be deemed to beneficially own the securities held by the Funds. The principal business and office address of HPS is 40 West 57th Street, 33rd Floor, New York, New York 10019.

(2)	Includes: (i) 2,394 shares of Series A preferred stock held by a separately managed account; (ii) 912 shares of Series A preferred stock held by OHAT Credit Fund, L.P.; (iii) 1,197 shares of Series A preferred stock held by OHA Enhanced Credit Strategies Master Fund, L.P.; (iv) 1,881 shares of Series A preferred stock held by a separately managed account; (v) 741 shares of Series A preferred stock held by a separately managed account; (vi) 912 shares of Series A preferred stock held by a separately managed account; (vii) 3,363 shares of Series A preferred stock held by OHA Centre Street Partnership, L.P.; (viii) 2,964 shares of Series A preferred stock held by OHA Delaware Customized Credit Fund Holdings, L.P.; (ix) 2,233 shares of Series A preferred stock held by OHA Structured Products Master Fund D, L.P.; (x) 9,063 shares of Series A preferred stock held by OHA Black Bear Fund, L.P.; (xi) 2,679 shares of Series A preferred stock held by OHA Artesian Customized Credit Fund I, L.P.; (xii) 21,204 shares of Series A preferred stock held by OHA Strategic Credit Master Fund II, L.P.; and (xiii) 7,467 shares of Series A preferred stock held by OHA Credit Solutions Master Fund II, L.P. The address for Oak Hill Advisors, L.P., the Investment Advisor of the foregoing entities and accounts, is 1114 Avenue of the Americas, 27th Floor, New York, New York 10036.

(3)	Ontario Teachers’ Pension Plan Board has beneficial ownership over the 50,000 shares of Series A preferred stock held by 2757730 Ontario Limited. The address for Ontario Teachers’ Pension Plan Board is 5650 Yonge Street, Toronto, Ontario M2M 4H4, Canada.

Equity Compensation Plan Information

The following table summarizes information about our equity compensation plans as of February 26, 2022. All outstanding awards relate to our Common Stock.

Plan Category	Number of securities to be Issued Upon Exercise of Outstanding Equity Awards (a)	Weighted- Average Exercise Price of Outstanding Equity Awards (b)	Number of securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Stockholders	—	—	37,682,474
Equity Compensation Plans Not Approved by Stockholders	—	—	—
Total	—	—	37,682,474

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s officers and directors and persons who own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC. Such officers, directors and stockholders are required by SEC regulations to furnish the Company with copies of all such reports that they file. Based solely on a review of copies of reports filed with the SEC and of written representations by officers and directors, the Company believes that during fiscal 2021, all officers and directors subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis, except that each of Mmes. Morris and Rupp and Messrs. Dhanda and Larson filed late Form 4s on March 3, 2022 for transactions that were consummated on February 28, 2022; Messrs. Gaijal and Rainwater filed late Form 4s on March 7, 2022 for transactions that were consummated on February 28, 2022; and Ms. Morris filed a late Form 4 on April 7, 2022 for a transaction consummated on February 28, 2022.

Questions and Answers About the Annual Meeting and Voting

1.	Why is the Annual Meeting being held online?

Conducting the meeting virtually will not only ensure the health and safety of our stockholders, it will also allow a larger number of our stockholders to participate in our Annual Meeting. This virtual meeting will provide the same rights and advantages that would be provided by a physical meeting. Stockholders will be able to present questions online during the meeting, providing our stockholders with the opportunity for meaningful engagement with the Company.

2.	Who is entitled to vote at the Annual Meeting?

The Record Date for the Annual Meeting is June 7, 2022. You have one vote for each share of our Common Stock that you owned at the close of business on the Record Date, provided that on the Record Date those shares were either held directly in your name as the stockholder of record or were held for you as the beneficial owner through a bank, broker or other intermediary. As of that date, there were approximately 531,589,621 shares of Common Stock outstanding and entitled to vote. In addition, each share of Series A preferred stock is entitled to vote on each matter to come before the Annual Meeting as if the shares of Series A preferred stock were converted into shares of Common Stock as of the Record Date, meaning that each share of Series A preferred stock is entitled to approximately 58.064 votes on each matter to come before the Annual Meeting. As of the Record Date, there were 695,412 shares of Series A preferred stock issued and outstanding, representing approximately 40,378,394 votes.

3.	How do I attend the Company’s Annual Meeting?

To be admitted to the virtual-only Annual Meeting, stockholders as of the Record Date must use the following link: www.virtualshareholdermeeting.com/ACI2022 and enter the 16-digit control number found on the proxy card or the voting instruction form. By logging into the website, stockholders as of the Record Date will be able to vote shares electronically on all items to be considered at the Annual Meeting. Those without a 16-digit control number will be admitted to the virtual-only Annual Meeting as guests, but guests will not have the ability to vote or otherwise participate.

4.	What different methods can I use to vote?

If you are a stockholder of record, you may vote:

•	via the Internet – Visit www.proxyvote.com. Follow the instructions shown on your proxy card. Votes submitted via the internet must be received by 9:59 p.m. MDT, on August 3, 2022;

•	by telephone — Follow the instructions shown on your proxy card. Votes submitted by telephone must be received by 9:59 p.m. MDT, on August 3, 2022;

•	by mail — Complete, sign, date and return the proxy card in the postage paid envelope provided so that it is received before the Annual Meeting; or

•	by attending the virtual Annual Meeting — Follow the instructions on the Annual Meeting Website. You will need the control number printed on your proxy card. Submitting your proxy, whether via the Internet, by telephone, or by mail will not affect your right to vote at the virtual Annual Meeting should you decide to attend the Annual Meeting.

If you are a beneficial holder, you may vote:

•	by instructing your bank or broker — You should receive a voting instruction form from your bank or broker which you must return with your voting instructions to have your shares voted. If you have not received a voting instruction form from your bank or broker, you may contact it directly to provide instructions on how you wish to vote. Voting instructions submitted by beneficial owners to brokers or banks via the Internet or by telephone must be received by 9:59 p.m. MDT, on August 3, 2022; or

•	by attending the virtual Annual Meeting — If you wish to vote at the Annual Meeting, you will need to obtain a voting instruction form from your broker or bank that holds your shares of record. You will need the control number printed on your voting instruction form in order to vote at the Annual Meeting.

5.	How can I submit questions for the Annual Meeting?

If you have questions pertaining to the business of the Annual Meeting, you may submit it in advance of the Annual Meeting by visiting www.proxyvote.com beginning June 21 and until 9:59 p.m. MDT, on July 31, 2022. You should have a proxy card or voting instruction form in hand when you access the website and follow the instructions. You may also ask questions during the Annual Meeting. In order to allow us to answer questions from as many stockholders as possible during the Annual Meeting, each stockholder will be limited to one (1) question. Questions pertinent to the business of the Annual Meeting will be read aloud and answered during the Annual Meeting, subject to time constraints. Appropriate questions received that are not addressed at the Annual Meeting will be posted, along with our responses, in the Investor Relations section of our website as soon as practical after the conclusion of the Annual Meeting. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.

If there are matters of individual concern to a stockholder and not of general concern to all stockholders, or questions that are not directly related to the business of the Annual Meeting, you can contact us separately after the Annual Meeting through the Investor Relations section of our website.

6.	What can I do if I need technical assistance during the Annual Meeting?

If you encounter any difficulties accessing or participating in the virtual Annual Meeting, please call the technical support number that will be posted on the Annual Meeting website log-in page.

7.	Will the list of stockholders as of the Record Date be available during the Annual Meeting?

During the Annual Meeting, the list of our stockholders of record entitled to vote at the Annual Meeting will be available for viewing at www.virtualshareholdermeeting.com/ACI2022. Stockholders requesting access to the list will be asked to provide the 16-digit control number found on their proxy card or voting instruction form previously mailed or made available to stockholders entitled to vote at the Annual Meeting.

8.	Why did I receive only a Notice of Internet Availability of Proxy Materials?

As permitted by the SEC, the Company is furnishing to stockholders its notice of the Annual Meeting (the “Notice”), this proxy statement and the 2021 Form 10-K primarily over the internet. On or about June 21, 2022, we will mail to each of our stockholders (other than those who previously requested electronic delivery or previously elected to receive delivery of a paper copy of the proxy materials) a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) containing instructions on how to access and review the proxy materials via the internet and how to submit a proxy electronically using the internet. The Notice of Internet Availability also contains instructions on how to receive, free of charge, paper copies of the proxy materials. If you received the Notice of Internet Availability, you will not receive a paper copy of the proxy materials unless you request one.

We believe the delivery options that we have chosen will allow us to provide our stockholders with the proxy materials they need, while minimizing the cost of the delivery of the materials and the environmental impact of printing and mailing paper copies.

9.	What is the purpose of holding the Annual Meeting?

We are holding the Annual Meeting to elect 14 directors to hold office until the 2023 annual meeting of stockholders and until their respective successors have been duly elected and qualified, to ratify the selection of Deloitte and Touche as our independent registered public accounting firm for the 2022 fiscal year and to hold a non-binding, advisory vote on the compensation paid to our NEOs during the 2021 fiscal year. If any other matters requiring a stockholder vote properly come before the Annual Meeting, those stockholders present at the Annual Meeting and the proxies who have been appointed by our stockholders will vote as they deem appropriate.

10.	What is the Record Date and what does it mean?

The Record Date for the Annual Meeting is June 7, 2022. The Record Date is established by the Board as required by Delaware law. Owners of record of Common Stock at the close of business on the Record Date are entitled to:

(a) receive notice of the Annual Meeting, and

(b) vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting.

11.	What is the difference between a stockholder of record and a stockholder who holds stock in street name?

(a) Stockholder of record: If your shares are registered in your name with our transfer agent, American Stock Transfer (AST), you are a stockholder of record with respect to those shares. As a stockholder of record, you have the right to grant your proxy directly to us or to a third party, or to vote at the Annual Meeting.

(b) Stockholder who holds stock in street name: If your shares are held by a broker or by a bank, you are considered to be a beneficial owner of shares held in “street name.” As the beneficial owner, you have the right to direct your broker or bank on how to vote and you are also invited to attend the Annual Meeting. Your broker or bank, as the record holder of your shares, may exercise discretionary authority to vote on “routine” items but may not vote on “non-routine” items without your instructions.

Your broker or bank has enclosed or provided voting instructions for you to use in directing the broker or bank on how to vote your shares. Since a beneficial owner in street name is not the stockholder of record, you may not vote these shares at the Annual Meeting unless you obtain a voting instruction form from the broker or bank that holds your shares, giving you the right to vote the shares at the Annual Meeting.

12.	How many shares must be present to hold the Annual Meeting?

The representation, at the Annual Meeting or by proxy, of holders entitled to cast at least a majority of the votes entitled to be cast at the Annual Meeting constitutes a quorum at the Annual Meeting. This is called a “quorum.” Unless a quorum is present at the Annual Meeting, no action may be taken at the Annual Meeting except the adjournment thereof until a later time. Shares are counted as present at the Annual Meeting if you are present and vote at the Annual Meeting, if you vote via the Internet, by telephone, by mail or if you are represented by proxy. Abstentions, broker votes and “broker non-votes” are counted as present for the purpose of determining the presence of a quorum. If a quorum is not present by attendance at the Annual Meeting or represented by proxy, the stockholders present by attendance at the meeting or by proxy may adjourn the Annual Meeting, until a quorum is present. If a new record date is fixed for the adjourned meeting, we will provide notice of the adjourned meeting to each stockholder of record entitled to vote at the meeting.

13.	What is a proxy and how does the proxy process operate?

A proxy is your legal designation of another person to vote the stock you own. The person(s) that you designate to vote your shares are called proxies. Vivek Sankaran, Sharon McCollam and Juliette Pryor of the Company have been designated as proxies for the Annual Meeting. The term “proxy” also refers to the written document or “proxy card” that you sign to authorize those persons to vote your shares.

By executing the proxy card, you authorize the above-named individuals to act as your proxies to vote your shares in the manner that you specify. The proxy voting mechanism is vitally important to us. In order for us to obtain the necessary stockholder approval of items, a quorum of stockholders must be present or represented at the Annual Meeting. It is important that you attend the Annual Meeting or grant a proxy to vote your shares to assure a quorum is obtained so corporate business can be transacted. If a quorum is not obtained, we must postpone the Annual Meeting and solicit additional proxies, which is an expensive and time-consuming process.

14.	What happens if I do not give specific voting instructions?

Stockholder of Record.

If you are a stockholder of record and you do not:

•	indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board; or

•	sign and return a proxy card with specific voting instructions then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owner.

If you own shares through a broker or bank and do not provide voting instructions to the broker or bank holding your shares, your broker or bank may represent your shares at the Annual Meeting for purposes of obtaining a quorum. Your broker or bank may vote your shares in its discretion on some “routine matters”. However, with respect to “non-routine matters”, your broker or bank may not vote your shares for you. With respect to these “non-routine matters”, the aggregate number of unvoted shares is reported as “broker non-votes”.

15.	Which ballot measures are called “routine” or “non-routine”?

Under the broker voting rules of the NYSE, the ratification of the appointment of Deloitte and Touche as the Company’s independent registered public accounting firm for the 2022 fiscal year (Item 2) is considered a “routine” matter, and the election of directors (Item 1) and the non-binding, annual advisory vote on executive compensation (Item 3) are considered “non-routine” matters.

16.	What are broker non-votes?

If you are the beneficial owner of shares and hold stock in street name, then the broker or bank, as the stockholder of record of the shares, may exercise discretionary authority to vote your shares with respect to “routine” matters but will not be permitted to vote the shares with respect to “non-routine” matters. A broker non-vote occurs when you do not provide the broker with voting instructions on “non-routine” matters for shares owned by you but held in the name of the broker. For such matters, the broker cannot vote and reports the number of such shares as “broker non-votes.”

17.	How are broker non-votes and abstentions treated?

Broker non-votes and abstentions are counted for purposes of determining a quorum. However, see below with regards to the effect of broker non-votes and abstentions on approval of specific agenda items.

18.	What is the voting requirement for each of the items?

Approval of Item 1: Since this is an uncontested election, each director shall be elected by the vote of a majority of the votes cast with respect to that director’s election by the shares present or represented by proxy and entitled to vote at the Annual Meeting.

Approval of Item 2: The ratification of the appointment of Deloitte and Touche requires the affirmative vote of a majority of the votes cast by stockholders present at the Annual Meeting or represented by proxy at the Annual Meeting and entitled to vote thereon. Since this item is considered a “routine” matter, broker non-votes do not arise as brokers and banks may exercise discretionary authority to vote your shares. Abstentions will have no effect on this item.

Approval of Item 3: The advisory vote on executive compensation requires the affirmative vote of a majority of the votes cast by stockholders present at the Annual Meeting or represented by proxy at the Annual Meeting and entitled to vote thereon.

19.	How does the Board recommend I vote?

The Board recommends that you vote:

•	FOR each of the nominees for director;

•	FOR the ratification of the appointment of Deloitte and Touche as our independent registered public accounting firm for the 2022 fiscal year; and

•	FOR the non-binding, advisory vote to approve our executive compensation.

20.	Can I revoke or change my proxy? If so, how?

You may revoke your proxy and change your vote at any time before the proxy has been exercised at the Annual Meeting.

If you are a stockholder of record, your proxy can be revoked in several ways:

•	by timely delivery of a written revocation to the Company Secretary;

•	by submitting another valid proxy bearing a later date; or

•	by attending the Annual Meeting and voting your shares.

If your shares are held in street name, you must contact your broker or bank in order to revoke your proxy. Generally, you may change your vote by submitting new voting instructions to your broker or bank, or, by attending the Annual Meeting and voting if you have obtained a voting instruction form from your broker or bank giving you the right to vote your shares.

21.	Who counts the votes?

The Company has retained a representative of Broadridge Financial Solutions to serve as an independent tabulator to receive and tabulate the proxies and as an independent inspector of election to certify the results.

22.	Who pays for this proxy solicitation?

The Company pays for this proxy solicitation. We use Broadridge Financial Solutions, its agents, and brokers to distribute all proxy materials to our stockholders. We will pay them a fee and reimburse any expenses they incur in making the distribution. Proxies will be solicited on behalf of the Board by mail, telephone, other electronic means or in person.

23.	Are there other matters to be voted on at the Annual Meeting?

We do not know of any other matters that may come before the Annual Meeting other than Proposals 1, 2 and 3 included herein. If any other matters are properly presented at the Annual Meeting, the persons named as proxies in the enclosed proxy card intend to vote or otherwise act in accordance with their judgment on the matter.

24.	Where can I find the voting results?

Preliminary voting results are expected to be announced at the Annual Meeting, and final voting results will be reported in a Current Report on Form 8-K, which we will file with the SEC within four business days following the Annual Meeting.

Stockholder Proposals and Director Nominations for the 2023 Annual Meeting of Stockholders

Stockholders wishing to include a proposal for stockholder consideration in our 2023 proxy statement or bring business before our annual meeting of stockholders in 2023 must send notice to our Corporate Secretary at our principal executive offices at 250 Parkcenter Blvd., Boise, Idaho 83706 by registered, certified or express mail and provide the required information and follow the other procedural requirements described below.

Stockholder Proposals for Inclusion in our 2023 Proxy Statement

Stockholders who wish to present a proposal in accordance with SEC Rule 14a-8 for inclusion in our proxy materials to be distributed in connection with our 2023 annual meeting of stockholders must submit their proposals in accordance with that rule so that they are received by our Corporate Secretary at the address set forth above no later than the close of business on February 21, 2023. If the date of our 2023 annual meeting is more than 30 days before or after August 4, 2023, then the deadline to timely receive such material shall be a reasonable time before we begin to print and send our proxy materials. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received. As the rules of the SEC make clear, simply submitting a timely proposal does not guarantee that it will be included in our proxy materials.

Other Stockholder Proposals or Nominations for Presentation at the 2023 Annual Meeting

Our bylaws provide procedures by which a stockholder may bring business before any meeting of stockholders or nominate individuals for election to our Board at an annual meeting of stockholders. If a stockholder wishes to bring business to a meeting for consideration other than a matter brought pursuant to SEC Rule 14a-8 or to nominate one or more persons for election to our Board, the stockholder must deliver a written notice to our Corporate Secretary at the address above and provide the information required by the provisions of our bylaws dealing with stockholder proposals or director nominations. The notice of such a proposal or director nomination must be delivered to (or mailed to and received at) the address set forth above no later than May 6, 2023 and no earlier than April 6, 2023. The requirements for such stockholder’s notice are set forth in our bylaws.

Candidates proposed by stockholders in accordance with the procedures set forth in the Company’s bylaws will be considered by the Governance Committee under criteria similar to the evaluation of other candidates set forth above in “Corporate Governance-Board Composition-Director Qualifications.” Candidates submitted this way may include an analysis of the candidate from our management. Any stockholder making a nomination in accordance with the foregoing process will be notified of the Governance Committee’s decision.

Certain stockholders have director nomination rights pursuant to our Stockholders’ Agreement and Amended and Restated Investment Agreement. See “-Corporate Governance-Director Nomination Process-Nomination Rights and Support Obligations under Certain Agreements” above for more information.

Other Matters

Our Board does not presently intend to bring any other business before the meeting, and, so far as is known to our Board, no matters are to be brought before the meeting except as specified in the Notice. As to any business that may properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

Availability of Report on Form 10-K

Our 2021 Form 10-K has been posted, and is available without charge, on our corporate website at https://investor. albertsonscompanies.com/financial-reports/sec-filings/default.aspx in the Investor Relations section. For stockholders receiving a Notice of Internet Availability, such Notice will contain instructions on how to request a printed copy of our 2021 Form 10-K. For stockholders receiving a printed copy of this proxy statement, a copy of our 2021 Form 10-K has also been provided to you (including the financial statements and the financial statement schedules but excluding the exhibits thereto). In addition, we will provide, without charge, a copy of our 2021 Form 10-K (including the financial statements and the financial statement schedules but excluding the exhibits thereto) to any stockholder of record or beneficial owner of our stock. Requests can be made by writing to Corporate Secretary, c/o Albertsons Companies, Inc., 250 Parkcenter Blvd., Boise, Idaho 83706.

Incorporation by Reference

No information contained on or available through any website referenced in this proxy statement, our corporate website or any other website that we may maintain shall be deemed included or incorporated by reference into this proxy statement.

Delivery of Documents to Stockholders Sharing an Address

We have adopted a procedure, approved by the SEC, called “householding.” Under this procedure, stockholders of record who have the same address and last name and did not receive a Notice of Internet Availability or otherwise receive their proxy materials electronically will receive only one copy of this proxy statement and the 2021 Form 10-K, unless we are notified that one or more of these stockholders wishes to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of this proxy statement and the 2021 Form 10-K, or if you hold our stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our Corporate Secretary by mail, c/o Albertsons Companies, Inc., 250 Parkcenter Blvd., Boise, Idaho 83706 or by phone at (208) 395-6200. If you participate in householding and wish to receive a separate copy of this proxy statement and the 2021 Form 10-K, or if you do not wish to continue to participate in householding and prefer to receive separate copies of these documents in the future, please contact our Corporate Secretary as indicated above.

If your shares are held in street name through a broker, bank or other intermediary, please contact your broker, bank or intermediary directly if you have questions, require additional copies of this proxy statement or the 2021 Form 10-K or wish to receive a single copy of such materials in the future for all beneficial owners of shares of the Company’s stock sharing an address.

Transfer Agent Information

American Stock Transfer & Trust Company, LLC (“AST”) is the transfer agent for our Common Stock and preferred stock. AST can be reached at American Stock Transfer & Trust Company, LLC, 6201 15th Ave, Brooklyn, NY 11219, Attention: Shareholder Services, (800) 937-5449. You should contact AST if you are a registered stockholder and have a question about your account or if you would like to report a change in your name or address.

Forward-Looking Statements

This proxy statement includes "forward-looking statements" within the meaning of the federal securities laws. The "forward-looking statements" include our current expectations, assumptions, estimates and projections about our business and our industry. They include statements relating to our future operating or financial performance which the Company believes to be reasonable at this time. You can identify forward-looking statements by the use of words such as "outlook," "may," "should," "could," "estimates," "predicts," "potential," "continue," "anticipates," "believes," "plans," "expects," "future" and "intends" and similar expressions which are intended to identify forward-looking statements.

These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict, including, among others:

•	changes in macroeconomic conditions and uncertainty regarding the geopolitical environment;

•	retail consumer behavior and environment and the Company's industry;

•	ability to attract and retain qualified associates and negotiate acceptable contracts with labor unions;

•	failure to achieve productivity initiatives;

•	increased rates of food price inflation, as well as fuel and commodity prices;

•	availability of agricultural commodities and raw materials used in our food products; and

•	factors related to the continued impact of the COVID-19 pandemic, about which there are still many unknowns, including its duration, recurrence, new variants, status and effectiveness of vaccinations, duration and scope of related government orders, financial assistance programs, mandates and regulations and the extent of the overall impact to our business and the communities we serve.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements and risk factors. Forward-looking statements contained in this proxy statement reflect our view only as of the date of this proxy statement. We undertake no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

While certain aspects of our financial results have been favorably impacted by increased demand during the COVID-19 pandemic, in addition to favorable consumer conditions including incremental financial assistance provided by various government agencies, our business continues to experience challenges to meet customer demand. We have experienced increased labor shortages due to COVID-19 variants resulting in transportation and retail store disruptions. Together with labor shortages and higher demand for talent, the current economic environment is driving higher wages. Labor shortages could also impact our ability to negotiate acceptable contracts with labor unions which could result in strikes by affected workers and thereby significantly disrupt our operations. Our ability to meet labor needs, control wage and labor-related costs and minimize labor disruptions will be key to our success of operating our business and executing our business strategies. Furthermore, our business is experiencing an inflationary environment and food price inflation, which has benefited our sales and gross margin growth but has negatively impacted our gross margin rates. We are unable to predict how long the current inflationary environment, including increased energy costs, will continue. We expect the economic environment to remain uncertain as we navigate the current geopolitical environment, the COVID-19 pandemic, labor challenges, supply chain constraints and the current inflationary environment, including increasing energy and commodity prices.

SCAN TO VIEW MATERIALS & VOTE

ALBERTSONS COMPANIES, INC.
250 PARKCENTER BLVD
BOISE, IDAHO 83706

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 9:59 p.m. Mountain Daylight Time on August 3, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ACI2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 9:59 p.m. Mountain Daylight Time on August 3, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D87479-P76235

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ALBERTSONS COMPANIES, INC.

1. Election of Directors.

Nominees:	For	Against	Abstain
1a. Vivek Sankaran	☐	☐	☐
1b. James Donald	☐	☐	☐
1c. Chan Galbato	☐	☐	☐
1d. Sharon Allen	☐	☐	☐
1e. Shant Babikian	☐	☐	☐
1f. Steven Davis	☐	☐	☐
1g. Kim Fennebresque	☐	☐	☐
1h. Allen Gibson	☐	☐	☐
1i. Hersch Klaff	☐	☐	☐
1j. Jay Schottenstein	☐	☐	☐
1k. Alan Schumacher	☐	☐	☐
1l. Brian Kevin Turner	☐	☐	☐
1m. Mary Elizabeth West	☐	☐	☐
1n. Scott Wille	☐	☐	☐

The board of directors recommends a vote "FOR" the following proposals:

NOTE: Transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date